SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

DEERE & COMPANY
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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      the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
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      3) Filing Party:
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      4) Date Filed:

DEERE & COMPANY
One John Deere Place
Moline, Illinois 61265
___________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 25, 2009

Deere’s annual stockholders’ meeting will be held on Wednesday, February 25, 2009, at 10:00 a.m. Central Standard Time at Deere’s headquarters at One John Deere Place, Moline in Rock Island County, Illinois. You can find directions to our headquarters on the back cover of the proxy statement. At the annual meeting, stockholders will be asked to:

1.	Elect the following directors (see page 4); Crandall C. Bowles Vance D. Coffman Clayton M. Jones Thomas H. Patrick

2.	Ratify the appointment of Deloitte & Touche LLP as Deere’s independent registered public accounting firm for fiscal 2009 (see page 6);

3.	Vote on stockholder proposals (see pages 7 to 14); and

4.	Consider any other business properly brought before the meeting.

You may vote at the meeting if you were a Deere stockholder at the close of business on December 31, 2008.

To be sure that your shares are properly represented at the meeting, whether you attend or not, please sign, date and promptly mail the enclosed proxy card or voter instruction form in the enclosed envelope, or vote through the telephone or Internet voting procedures described on the proxy card or voter instruction form. If your shares are held in the name of a bank, broker or other holder of record, telephone or Internet voting will be available to you only if offered by them. Their procedures should be described on the voting form they send to you.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES.

Along with the attached proxy statement, we are also sending you our 2008 annual report, which includes our financial statements. Most of you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to page 3 of the proxy statement and your proxy card for further information.

For the Board of Directors,

Moline, Illinois	GREGORY R. NOE
January 15, 2009	Secretary

PROXY STATEMENT

Why am I receiving this proxy statement?
Deere’s Board of Directors (the “Board”) is soliciting proxies for the 2009 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of Deere common stock on December 31, 2008, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, proxy statement, proxy cards and voter instruction cards are being mailed to stockholders on or about January 15, 2009.

What will I be voting on?
  Election of directors (see page 4);
  Ratification of the independent registered public accounting firm (see page 6);
  Stockholder proposal for annual election of directors (see page 7);
  Stockholder proposal for advisory vote on executive compensation (see page 9); and
  Stockholder proposal for separation of CEO and Chairman responsibilities (see page 12).

How do I vote?
You can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Follow the instructions on your voting instruction form or the enclosed proxy card. Telephone and Internet voting is available to all registered and most beneficial holders.

Stockholders voting by proxy may use one of the following three options:

  filling out the enclosed voter instruction form or proxy card, signing it and mailing it in the enclosed postage-paid envelope;
  voting by Internet (if available, instructions are on the voter instruction form or proxy card); or
  voting by telephone (if available, instructions are on the voter instruction form or proxy card).

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you.

The telephone and Internet voting facilities for stockholders will close at 11:59 p.m. eastern standard time on February 24, 2009. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded.

If you hold shares through one of Deere’s employee savings plans, your vote must be received by February 20, 2009, or the shares represented by the card will not be voted.

Can I change my vote?
Yes. At any time before your proxy is voted, you may change your vote by:
  revoking it by written notice to the Secretary of Deere at the address on the cover of this proxy statement;
  delivering a later-dated proxy (including a telephone or Internet vote); or
  voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Deere common stock that you owned on December 31, 2008.

How many shares are entitled to vote?
There are 421,032,441 shares of Deere common stock outstanding and entitled to vote at the meeting. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
Under Deere’s Bylaws, a majority of the votes that can be cast must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?
  Nominees for director who receive the majority of votes cast will be elected as a director. The number of shares voted “for” a nominee must exceed the number of votes “against” that nominee. In the unlikely event the number of nominees exceeds the number of directors to be elected, the nominees who receive the most votes will be elected as directors.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of each of the stockholder proposals.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What if I don’t return my proxy card and don’t attend the annual meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

Under rules of the New York Stock Exchange (“NYSE”), if you hold your shares in “street name,” and you don’t give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the election of directors, the ratification of the independent registered public accounting firm and the stockholder proposal for annual elections that is supported by Deere. However, your record holder cannot vote your shares on the stockholder proposals for an advisory vote on executive compensation and the separation of CEO and Chairman responsibilities.

If you don’t give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes.” “Broker non-votes” will have no effect on the vote for the election of directors and the other proposals. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:
  as required by law;
  to the inspectors of voting; or
  if the election is contested.

The tabulator, the proxy solicitation agent and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Deere. The tabulator of the votes and at least one of the inspectors of voting will be independent of Deere and its officers and directors.

If you are a holder of record or an employee savings plan participant, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

ANNUAL REPORT

Will I receive a copy of Deere’s annual report?
Unless you have previously elected to view our annual reports over the Internet, we have mailed you our annual report for the year ended October 31, 2008, with this proxy statement. The annual report includes Deere’s audited financial statements, along with other financial information, and we urge you to read it carefully.

How can I receive a copy of Deere’s 10-K?
You can obtain, free of charge, a copy of our Annual Report on Form 10-K for the year ended October 31, 2008, by:
  accessing Deere’s Internet site at www.JohnDeere.com/stock; or
  writing to:

     Deere & Company
     Stockholder Relations
     One John Deere Place
     Moline, Illinois 61265-8098

You can also obtain a copy of Deere’s Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

Can I access Deere’s proxy materials and annual report electronically?
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on February 25, 2009. The proxy statement and annual report to security holders are available on Deere’s Internet site at www.JohnDeere.com/stock.

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

You can choose this option and save Deere the cost of producing and mailing these documents by:
  following the instructions provided on your proxy card or voter instruction form;
  following the instructions provided when you vote over the Internet; or
  going to http://enroll.icsdelivery.com/de and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Deere’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on http://enroll.icsdelivery.com/de. You do not have to re-elect Internet access each year.

HOUSEHOLDING INFORMATION

What is “householding”?
We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or oral request to Deere & Company Stockholder Relations, One John Deere Place, Moline, Illinois 61265-8098, (309) 765-4539.

How do I revoke my consent to the householding program?
If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must revoke your consent by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ELECTION OF DIRECTORS

     Crandall C. Bowles, Vance D. Coffman, Clayton M. Jones and Thomas H. Patrick are to be elected for terms expiring at the annual meeting in 2012.

     The Corporate Governance Committee of the Board recommended these individuals to the Board and the Board nominated them.

     Each nominee’s age, present position, principal occupations during the past five or more years, positions with Deere and directorships in other companies appears below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL FOUR NOMINEES.

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2008	Positions with Deere and Other Directorships
Crandall C. Bowles Age 61 Director from 1990 to 1994 and since 1999
Chairman of Springs Industries, Inc. and Chairman, The Springs Company
  Chairman of Springs Industries, Inc. (home furnishings) and The Springs Company since August 2007
  Co-Chairman and Co-Chief Executive Officer of Springs Global US, Inc. and Springs Global Participacoes S. A. - January 2006 to August 2007
  Chairman and Chief Executive Officer of Springs Industries, Inc. - April 1998 to January 2006
  Director of Deere from 1990 to 1994 and since 1999. Chair of Corporate Governance Committee and member of Compensation and Executive Committees
  Other directorships: JP Morgan Chase & Company

Vance D. Coffman Age 64 Director since 2004
Retired Chairman of Lockheed Martin Corporation
  Retired Chairman of Lockheed Martin Corporation (aerospace, defense and information technology) since April 2005
  Chairman of Lockheed Martin Corporation - April 1998 to April 2005
  Chief Executive Officer of Lockheed Martin Corporation - August 1997 to August 2004
  Director of Deere since 2004. Member of Compensation and Corporate Governance Committees
  Other directorships: 3M Company and Amgen Corporation

Clayton M. Jones Age 59 Director since 2007
Chairman, President and Chief Executive Officer of Rockwell Collins, Inc.
  Chairman, President and Chief Executive Officer of Rockwell Collins, Inc. (aviation electronics and communications) since June 2002
  Director of Deere since August 2007. Member of Compensation and Pension Plan Oversight Committees
  Other directorships: Rockwell Collins, Inc. and Unisys Corporation

Thomas H. Patrick Age 65 Director since 2000
Chairman of New Vernon Capital, LLC
  Chairman of New Vernon Capital, LLC (private equity fund) since 2003
  Executive Vice Chairman of Merrill Lynch & Co., Inc. - November 2002 to July 2003
  Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. - February 2000 to November 2002
  Director of Deere since 2000. Chair of Pension Plan Oversight Committee and member of Audit Review and Executive Committees
  Other directorships: Baldwin & Lyons, Inc. and Computer Sciences Corporation

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Review Committee has approved the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit Deere’s financial statements and internal controls over financial reporting for fiscal 2009. The Audit Review Committee and the Board are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP. If the stockholders do not ratify the selection, the Audit Review Committee will consider any information submitted by the stockholders in connection with the selection of the independent registered public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Review Committee believes such a change would be in the best interest of Deere and its stockholders.

     We expect that a representative of Deloitte & Touche LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     For the years ended October 31, 2008 and 2007, professional services were performed by Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”).

Audit Fees

     The aggregate fees billed include amounts for the audit of Deere’s annual financial statements, the reviews of the financial statements included in Deere’s Quarterly Reports on Form 10-Q, including services related thereto such as comfort letters, statutory audits, attest services, consents and accounting consultations. Audit fees for the fiscal years ended October 31, 2008 and 2007, were $14.3 million and $13.0 million, respectively.

Audit-Related Fees

     During the last two fiscal years, Deloitte & Touche has provided Deere with assurance and related services that are reasonably related to the performance of the audit of Deere’s financial statements. The aggregate fees billed for such audit-related services for the fiscal years ended October 31, 2008 and 2007, were $0.8 million and $0.6 million, respectively. These services included audits of financial statements of employee benefit plans and various attestation services.

Tax Fees

     There were no fees billed for tax services for the fiscal years ended October 31, 2008 and October 31, 2007.

All Other Fees

     There were no fees billed for services not included above for the fiscal years ended October 31, 2008 and October 31, 2007.

Pre-approval of Services by the Independent Registered Public Accounting Firm

     The Audit Review Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Deere’s independent registered public accounting firm. The Audit Review Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Review Committee will also consider on a case-by-case basis and, if appropriate, approve specific services that are not otherwise pre-approved.

     Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Review Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Review Committee or one or more of its members between regular meetings. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Review Committee will regularly review summary reports detailing all services being provided to Deere by its independent registered public accounting firm.

     During fiscal 2008, all services by Deere’s independent registered public accounting firm were pre-approved by the Audit Review Committee in accordance with this policy.

STOCKHOLDER PROPOSALS

     We expect the following items to be presented by stockholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under the “Stockholder Proposals and Nominations” section of this proxy statement, we will provide the names, addresses and shareholdings of the sponsors, as well as the names, addresses and shareholdings of any co-sponsors.

STOCKHOLDER PROPOSAL # 1—ANNUAL ELECTION OF DIRECTORS

A stockholder has submitted the following proposal:

STOCKHOLDER RESOLUTION

     RESOLVED, that the stockholders request that the Board of Directors, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The implementation of the resolution should not affect the unexpired terms of directors elected to the board at or prior to the 2009 annual meeting.

SUPPORTING STATEMENT

The following organizations support the annual election of all members of the Board of Directors:

1.	The California Public Employees’ Retirement System, the largest U.S. public pension fund with assets of $250 billion as of September 20, 2007 (www.calpers-governance.org).

2.	The Council of Institutional Investors, an association of 130 public, labor and corporate pension funds with assets exceeding $3 trillion.

     When directors are accountable for their actions they perform better. Staggered board terms have been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Bebchuk, Cohen, and Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). If the Deere Board were to approve the annual election of directors it would be a strong statement that Deere is committed to good corporate governance and its long-term financial performance.

     Management may argue that directors need and deserve continuity and that annual election could leave Deere without experienced directors in the event that all incumbents are voted out of office. Continuity is best assured when the performance of directors is exemplary and is deemed beneficial to the best interests of Deere and its stockholders. In the unlikely event that all incumbents were voted out of office such a decision would express dissatisfaction with them and reflect a need for complete change.

     Please vote in favor of this proposal.

Deere’s Response—Statement in Support of Proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL FOR THE ANNUAL ELECTION OF DIRECTORS FOR THE FOLLOWING REASONS:

     The Board has given careful consideration to this proposal and recommends that you vote “for” the proposal.

Background

     The Board’s Corporate Governance Committee, which is comprised entirely of independent directors, regularly reviews and considers a broad range of corporate governance issues affecting Deere. The Board believes that the existing classified structure of the Deere Board has promoted continuity and stability and has facilitated the Board’s ability to focus on Deere’s strategic planning and performance. Contrary to the assertions in the “Supporting Statement” submitted with the Stockholder Proposal, Deere has achieved record performance over the last five years with a classified Board structure.

     The Board recognizes, however, that some commentators believe that annual elections increase a board’s accountability to stockholders. The Board also acknowledges the growing sentiment among stockholders, including a number of institutional investor groups, in favor of annual elections. The Board further recognizes that many of these groups consider adoption of a declassified board structure an emerging corporate governance “best practice” trend. In response to this trend, numerous premier companies are in the process of adopting or have adopted this practice. In recognition of these factors, the Board has determined that it is now in the best interest of Deere and Deere stockholders to take steps to implement the proposal for annual election of directors.

Effect of Proposal

     Approval of this proposal would advise the Board that a majority of Deere’s stockholders voting at the meeting would prefer that the Board take the necessary steps to reorganize the directors into one class subject to election each year. Steps to affirmatively respond to the advisory vote include Board authorization of amendments to the company’s bylaws and a proposed amendment, for stockholder approval, to the company’s articles of incorporation.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL FOR ANNUAL ELECTION OF DIRECTORS.

STOCKHOLDER PROPOSAL #2—ADVISORY VOTE ON
EXECUTIVE COMPENSATION

     A stockholder has submitted the following proposal:

STOCKHOLDER PROPOSAL

     RESOLVED, that stockholders urge the Board of Directors to adopt a policy that gives the stockholders the opportunity at each annual meeting of stockholders to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (NEOs) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

The following organizations support annual stockholder advisory votes on executive compensation:

1.	The California Public Employees’ Retirement System, the largest U.S. public pension fund with assets of $250 billion as of September 20, 2007 (www.calpers-governance.org).

2.	The Council of Institutional Investors, an association of 130 public, labor and corporate pension funds with assets exceeding $3 trillion,

3.	76% of the members of the Chartered Financial Analyst Institute.

Boards in the United States, including Aflac, Verizon, Risk Metrics, Par Pharmaceuticals and Blockbuster have concluded that submitting executive compensation to stockholders for ratification is the right thing to do. Companies in other countries such as the United Kingdom and Australia allow stockholders to cast an advisory vote on executive compensation.

     A stockholder advisory vote on executive compensation will enhance constructive communication between stockholders and the board on the subject of compensation as well as improve transparency in setting executive compensation. Directors should be held to a high standard of accountability in explaining and justifying compensation policies and decisions in terms of aligning executive performance with the creation of stockholder value.

     Stockholder voting will promote substantive dialogue, encourage independent thinking by the board and stimulate healthy debate for the purpose of holding management accountable for stock performance.

     Please vote in favor of this proposal.

Deere’s Response—Statement in Opposition to Proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL TO ADOPT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR THE FOLLOWING REASONS:

     The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

     The Board recognizes the importance of executive compensation to the overall long-term performance of Deere. Deere’s compensation philosophy is to pay for performance, support Deere’s business strategies and pay competitively. In the “Compensation Discussion & Analysis” (“CD&A”) section of this proxy statement, Deere has endeavored to provide stockholders with a detailed and thorough description of the company’s compensation program, including the philosophy and strategy underpinning the program, the individual elements of the compensation program and how Deere’s compensation plans are administered. Deere’s compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives.

     Deere’s Compensation Committee (“Committee”), composed entirely of independent directors, is responsible for reviewing and approving the compensation of Deere executives. Beginning in fiscal 2009, the Committee will no longer approve CEO compensation and instead will provide recommendations for CEO compensation to be approved by the independent members of the Board.

     The Committee considers a variety of information to determine the appropriate level of competitive and equitable executive pay. The Committee retains an independent outside executive compensation consultant to assist with compensation decisions and provide peer group data which the Committee uses to benchmark Deere’s compensation programs and performance. While the Committee is able to use this information to timely evaluate and set executive pay for the relevant performance period, an advisory stockholder vote would take place several months after the relevant performance period has ended. Therefore, an advisory vote is likely to be more reflective of current market conditions, rather than a consideration of the compensation awarded or recommended by the Committee for the relevant performance period that was based on information and analysis available to the Committee at the time.

     The Board welcomes and values the input of Deere’s stockholders. A simple “yes” or “no” advisory vote on Deere’s executive compensation, however, would not provide the Board with any clear indication of the meaning of the vote. For example, a stockholder vote against ratifying executive compensation, would reflect dissatisfaction, but would not communicate stockholder views of the merits, limitations or preferred enhancements of Deere’s executive compensation. If the Board is forced to speculate on the meaning of the advisory vote, the vote will be of little benefit to stockholders, Deere or the Board.

     Moreover, as described in the “Committees” section of this proxy statement, Deere stockholders already have an available mechanism to communicate with the Board. Stockholders can send correspondence directly to Deere’s Corporate Secretary, who will then submit the correspondence to the Board. Stockholders can also communicate directly with the presiding non-management director of the Board by sending correspondence directly to that director. The communication mechanisms that exist today already give Deere stockholders the opportunity to provide specific and direct feedback to the Board about compensation issues.

     Further, Deere does not believe that the proposed advisory vote is necessary to ensure that Deere’s compensation programs are aligned with the interests of its stockholders. The Board believes that Deere’s compensation practices and programs serve the interests of Deere’s stockholders by providing compensation that is performance-based with a view towards maximizing long-term stockholder value. With specific reference to Mr. Lane, as noted in the CD&A, the Board believes that his compensation is supported by numerous factors including: Deere’s performance; benchmarking to Deere’s broad peer group set forth in the CD&A; and the breadth of Mr. Lane’s executive and operating responsibilities for the entire global enterprise. During the past five years under Mr. Lane’s leadership, Deere has experienced strong profitability considering market conditions, achieving record performance in each of those years. The Board believes that compensation of Deere’s executives, including Mr. Lane, over that same time period is appropriate, in line with Deere’s performance and serves stockholders’ interests.

     The proposal asserts that companies in other countries like the United Kingdom, allow an advisory vote on executive compensation. The Board believes that comparing U.S. compensation practices to those in other countries like the United Kingdom is inappropriate. Because an advisory stockholder vote on executive compensation is mandatory for all public United Kingdom companies, no one United Kingdom company is competitively disadvantaged by this requirement. Deere, on the other hand, could find it more difficult to recruit and retain executive talent if it became one of the few U.S. companies to adopt an advisory vote, as the practice could lead to a perception that compensation opportunities at Deere may be limited compared to opportunities at companies that have not adopted this practice. Moreover, an advisory vote on executive compensation is not a common practice within Deere’s peer group (as identified in the CD&A).

Effect of Proposal

     It is important to note that stockholder approval of this proposal would not require a stockholder advisory vote on executive compensation. Approval of this proposal would advise the Board that a majority of Deere’s stockholders voting at the meeting favor a change and would prefer that the Board take the necessary steps to adopt a policy for a stockholder advisory vote on executive compensation. In addition, there may be other factors that could affect the Board’s decision regarding this proposal, such as a decision by Congress to adopt legislation relating to executive compensation.

     The Board believes that the Committee is in the best position to consider the extensive information and factors necessary to make independent, objective and competitive compensation recommendations and decisions that are in the best interest of Deere and its stockholders. The Committee should have flexibility in making the appropriate compensation recommendations and decisions so that Deere can motivate and competitively compensate Deere executives in alignment with Deere’s performance. The Board believes that current communication mechanisms exist to provide the Board with stockholder feedback about Board decisions, including, but not limited to, Deere executive compensation.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL TO ADOPT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSAL #3—SEPARATION OF CEO AND CHAIRMAN
RESPONSIBILITIES

     A stockholder has submitted the following proposal:

STOCKHOLDER RESOLUTION

     RESOLVED, that the stockholders urge the Board of Directors to take the necessary steps to amend the by-laws to require that an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as Chief Executive Officer.

SUPPORTING STATEMENT

     The CEO of Deere is also the Chairman of the Board of Directors.

     The following organizations support having an independent director as chairman of the Board of Directors and that the chairman not serve concurrently as CEO:

1.	The California Public Employees’ Retirement System, the largest U.S. public pension fund with assets of $250 billion as of September 20, 2007 (www.calpers-governance.org).

2.	The Council of Institutional Investors, an association of 130 public, labor and corporate pension funds with assets exceeding $3 trillion (www.cii.org).

     Gary Wilson, the chairman of Northwest Airlines, a director of Yahoo and former director of Disney has written: “America’s most serious corporate governance problem is the Imperial CEO—a leader who is both chairman of the company’s board of directors as well as its chief executive officer. Such a CEO can dominate his board and is accountable to no one.

     This arrangement creates a conflict of interest, because the chairman is responsible for leading an independent board of directors. The board’s primary responsibility on behalf of the owners, is to hire, oversee, and if necessary, fire the CEO. If the CEO is also the chairman, then he leads a board that is responsible for evaluating, compensating and potentially firing himself.

     The result of this conflict of interest is excessive CEO compensation and undeserved job security***.” Reprinted from The Wall Street Journal@July 9, 2008, Down Jones & Company.

     In 2007, the Chairman/CEO of Deere was paid 4.375 times the average compensation of the other name executive officers (NEOs) and in 2006 received 4.86 times the average number of stock options they received. Moody’s Investor Services has a guideline that CEO pay should not exceed three times the average of the other NEOs.

     According to Michael Kesner, Moody’s feels that anything greater then that reflects poorly on corporate governance and suggests that the CEO has undue influence on the board (Chicago Tribune, May 27, 2008). Kesner is with Deloitte Consulting, part of Deloitte & Touche which is Deere’s independent accountant. Moody’s rates corporate bonds and the rating affects the cost of borrowing.

     Mr. Wilson noted that many European countries require that the CEO and chairman positions be separate and that their CEOs are paid less then American CEOs. In 2006 the 20 highest paid European CEOs made only 1/3 as much as the 20 highest paid American CEOs. See Executive Excess 2007, The Staggering Social Cost of U.S. Business Leadership, Institute for Policy Studies and United for a Fair Economy.

The CEOs of Enron, World Com and Tyco, legends of mismanagement, also served as Chairman. Please vote in favor of this proposal.

Deere’s Response—Statement in Opposition to Proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL TO SEPARATE CEO AND CHAIRMAN RESPONSIBILITIES FOR THE FOLLOWING REASONS:

     The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

     While some of the conventional functions for the Chairman have been and are shared by all directors, the Chairman position has traditionally been held by Deere’s Chief Executive Officer (CEO). The Board believes that the decision as to who should serve as Chairman and Chief Executive Officer and whether the offices should be combined or separated is the proper responsibility of the Board. The Board members have considerable experience and knowledge about the challenges and opportunities Deere faces. The Board, therefore, is in the best position to evaluate Deere’s current and future needs and to judge how the capabilities of Deere’s directors and senior management can be most effectively organized to meet those needs. The Board believes that, at the present time, the most effective leadership structure for Deere is for Robert Lane to serve as both Chairman and CEO.

     The proposal’s supporting statement asserts that combining the CEO and Chairman functions can create a conflict of interest and allow the CEO to dominate the Board. Deere has strong governance structures and processes in place to ensure the independence of its Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. This structure provides for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance processes are reflected in the Corporate Governance Polices and the various Board Committee charters that are available on Deere’s web site and include the following:

  Some conventional functions of the Chairman, such as agenda setting for Board and committee meetings, are shared by all directors.
  The Board utilizes the concept of a presiding director whereby Board committee chairs act as “presiding directors” on specific subjects for Board discussions.
  Any Board member has access to any Deere employee. In addition, Board committees have access to and may consult with independent advisors, as each committee deems appropriate.
  Deere’s CEO is the only active or former Deere employee currently on the Board.
  The Board receives suggestions for director candidates from stockholders and from directors. The Corporate Governance Committee can also elect to retain a director placement consultant. The Corporate Governance Committee is responsible for screening director candidates and making candidate recommendations to the full Board.
  At every Board meeting any director may request that the Board go into executive session without the CEO present. The directors may meet in executive session, without the CEO, at any time, and are scheduled for non-management executive sessions at the December and May Board meetings. Committee chairs preside over these executive sessions on a rotating basis.

     The proposal seems to imply that combining the positions of CEO and Chairman may lead to excessive CEO pay. As previously stated and as described in the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement, Deere’s compensation program is designed to pay for performance. A significant portion of the compensation paid to Deere’s executives in the form of short-term, mid-term and long-term incentive awards is at risk because it is directly tied to company performance. During the past five years under Mr. Lane’s leadership, Deere has experienced record performance considering market conditions. Much of Mr. Lane’s compensation was due to Deere’s attainment of pre-determined performance targets, as more specifically described in the CD&A.

Effect of Proposal

     It is important to note that stockholder approval of this proposal would not in itself separate the CEO and Chairman functions. Approval of this proposal would advise the Board that a majority of Deere’s stockholders voting at the meeting favor a change and would prefer that the Board take the necessary steps to separate the Chairman and CEO functions.

     Requiring that an independent director serve as Chairman of the Board is not desirable because it would unduly impair the Board’s flexibility to annually elect the individual it deems best suited to serve as Board chairman. Deere and its stockholders are best served when the Board has the flexibility to determine who should serve as Board chairman at any particular time depending upon the circumstances.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL TO SEPARATE CEO AND CHAIRMAN RESPONSIBILITIES.

OTHER MATTERS

     We do not know of any other matters that will be considered at the annual meeting. If, however, any other proper business should come before the meeting, we will have discretionary authority to vote according to our best judgment.

DIRECTORS CONTINUING IN OFFICE

     The seven persons named below are now serving as directors of Deere. Their terms will expire at the annual meetings in 2010 and 2011, as indicated. Their ages, present positions, principal occupations during the past five or more years, positions with Deere and directorships in other companies appear below.

     Pursuant to Deere’s mandatory retirement age policy for directors as described in the “Stockholder Proposal and Nominations” section of this proxy statement, Mr. T. Kevin Dunnigan, Mr. Arthur Kelly and Mr. Antonio Madero B. will be leaving the Board effective with the 2009 annual meeting. The size of the Board is being reduced accordingly.

     Mr. David B. Speer was appointed to the Board in November 2008 for a term expiring at the annual meeting in 2010.

TERMS EXPIRING AT ANNUAL MEETING IN 2010

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2008	Positions with Deere and Other Directorships
Robert W. Lane Age 59 Director since 2000
Chairman, President and Chief Executive Officer of Deere
  Chairman, President and Chief Executive Officer of Deere since August 2000
  Director of Deere since 2000. Chair of the Executive Committee
  Other directorships: General Electric Company and Verizon Communications, Inc.

Aulana L. Peters Age 67 Director since 2002
Retired Partner of Gibson, Dunn & Crutcher LLP
  Retired Partner of Gibson, Dunn & Crutcher LLP (law firm) since 2000
  Member of the International Public Interest Oversight Board for auditing, ethics and accounting education standards since February 2005
  Member of the Public Oversight Board of the American Institute of Certified Public Accountants - January 2001 to March 2002
  Commissioner of the Securities and Exchange Commission - 1984 to 1988
  Director of Deere since 2002. Member of Audit Review and Corporate Governance Committees
  Other directorships: 3M Company and Northrop Grumman Corporation

David B. Speer Age 57 Director since 2008
Chairman and Chief Executive Officer of Illinois Tool Works Inc.
  Chairman and Chief Executive Officer of Illinois Tool Works Inc. (engineered components, industrial systems and consumables) since May 2006
  Chief Executive Officer and President of Illinois Tool Works Inc. - August 2005 to May 2006
  President of Illinois Tool Works Inc. - August 2004 to August 2005
  Executive Vice President of Illinois Tool Works Inc. - October 1995 to August 2004
  Director of Deere since November 2008. Member of Compensation and Pension Plan Oversight Committees
  Other directorships: Illinois Tool Works Inc. and Rockwell Automation, Inc.

TERMS EXPIRING AT ANNUAL MEETING IN 2011

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2008	Positions with Deere and Other Directorships
Charles O. Holliday, Jr. Age 60 Director since 2007
Chairman of DuPont
  Chairman of DuPont (agriculture, electronics, materials science, safety and security, and biotechnology) since December 2008
  Chairman and Chief Executive Officer of DuPont – 1999 to December 2008
  Director of Deere since May 2007. Member of Audit Review and Corporate Governance Committees
  Other directorships: E.I. du Pont de Nemours and Company

Dipak C. Jain Age 51 Director since 2002
Dean, Kellogg School of Management, Northwestern University
  Dean, Kellogg School of Management, Northwestern University, Evanston, Illinois since July 2001
  Associate Dean for Academic Affairs, Kellogg School of Management, Northwestern University - 1996 to 2001
  Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing, Kellogg School of Management, Northwestern University - 1994 to July 2001
  Visiting professor of marketing at Sasin Graduate Institute of Business Administration at Chulalongkorn University, Bangkok, Thailand; Nijenrode University, The Netherlands; Otto Bescheim Graduate School of Management, Koblenz, Germany; IIT, Delhi, India; Hong Kong University of Science and Technology, China; Recanati Graduate School of Business Administration at Tel Aviv University, Israel
  Director of Deere since 2002. Member of Audit Review and Pension Plan Oversight Committees
  Other directorships: Hartmarx Corporation, Northern Trust Corporation and Reliance Industries Limited

Joachim Milberg Age 65 Director since 2003
Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG
  Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG (motor vehicles) since May 2004
  Retired Chief Executive Officer of BMW AG since May 2002
  Chairman of the Board of Management and Chief Executive Officer of BMW AG - February 1999 to May 2002
  Director of Deere since 2003. Member of Audit Review and Corporate Governance Committees
  Other directorships: Bertelsmann AG, BMW AG, Festo AG, SAP AG and ZF Friedrichshafen AG

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2008	Positions with Deere and Other Directorships
Richard B. Myers Age 66 Director since 2006
Retired Chairman of the Joint Chiefs of Staff and Retired General of the United States Air Force
  Retired Chairman of the Joint Chiefs of Staff (principal military advisor to the President, the Secretary of Defense, and the National Security Council) and Retired General of the United States Air Force since September 2005
  Colin L. Powell Chair for National Security, Leadership, Character and Ethics at the National Defense University since March 2006
  Foundation Professor of Military History and Leadership at Kansas State University since February 2006
  Chairman of the Joint Chiefs of Staff and General of the United States Air Force - October 2001 to September 2005
  Director of Deere since April 2006. Member of Compensation and Pension Plan Oversight Committees
  Other directorships: Aon Corporation, Northrop Grumman Corporation and United Technologies Corporation

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of shares of Deere common stock beneficially owned as of December 31, 2008, (unless otherwise indicated) by:
  each person, who, to our knowledge, beneficially owns more than 5% of our common stock;
  each of our directors;
  our Chief Executive Officer (“CEO”) and the other four executive officers named in the Executive Compensation Tables; and
  all individuals who served as directors or executive officers at December 31, 2008, as a group.

     A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock.

     All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. As of December 31, 2008, Deere had no preferred stock issued or outstanding.

     The table also includes information about exercisable stock options credited to executive officers under compensation plans.

     In addition to the number of shares shown in the table, directors own the restricted stock units (“RSUs”) and deferred stock units listed in footnote (2) following the table. The RSUs represent stock equivalent units awarded under the Non-Employee Director Stock Ownership Plan. The RSUs are payable only in Deere common stock following retirement. The deferred stock units are credited to directors under the Non-Employee Director Deferred Compensation Plan. The value of the units are subject to the same market risks as Deere common stock. The units are payable only in cash and, with limited exceptions, must be held until the director’s retirement from the Board.

     In addition to the number of shares shown in the table, executive officers own the RSUs listed in footnote (3) following the table. The RSUs represent stock equivalent units awarded under the Omnibus Equity and Incentive Plan as part of long-term compensation.

	Shares
	Beneficially	Options	Percent of
	Owned Excluding	Exercisable	Shares
	Options	Within 60 Days	Outstanding
Greater Than 5% Owners
Wellington Management Company, LLP
75 State Street
Boston, Massachusetts 02109 (1)	21,584,880		5.1%

Directors (2)
Crandall C. Bowles	22,716		*
Vance D. Coffman	6,532		*
T. Kevin Dunnigan	22,372		*
Charles O. Holliday, Jr.	1,160		*
Dipak C. Jain	13,234		*
Clayton M. Jones	824		*
Arthur L. Kelly	36,038		*
Robert W. Lane	315,679	999,981	*
Antonio Madero B.	22,638		*
Joachim Milberg	10,708		*
Richard B. Myers	3,176		*
Thomas H. Patrick	39,252		*
Aulana L. Peters	12,408		*
David B. Speer	500		*

Named Executive Officers (3)
Michael J. Mack, Jr.	10,295	45,691	*
Samuel R. Allen	28,575	46,053	*
David C. Everitt	2,624	46,105	*
James A. Israel	0	42,233	*

All directors and executive
officers as a group (22 persons) (4)	630,961	1,468,039	*

*	Less than 1% of the outstanding shares of Deere common stock.

(1)	The ownership information for Wellington Management Company, LLP is based on information supplied by Wellington and contained in reports of institutional investment managers filed with the SEC for the period ended September 30, 2008. Wellington holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than five percent of Deere’s shares. Wellington has shared dispositive power over 21,584,880 shares and shared voting authority over 8,917,340 shares.

(2)	The table includes restricted shares awarded to directors under Deere’s Non-Employee Director Stock Ownership Plan. Restricted shares may not be transferred prior to retirement as a director. For the restricted shares for each director, see footnote (2) to the Fiscal 2008 Director Compensation Table. In addition to the shares listed in the table, directors own the following number of restricted stock units awarded under the non-Employee Director Stock Ownership Plan and deferred stock units credited under the Non-Employee Director Deferred Compensation Plan.

Director	Restricted Stock Units	Deferred Units
Mrs. Bowles	1,137	22,274
Mr. Coffman	1,137	8,748
Mr. Dunnigan	1,137	0
Mr. Holliday	1,137	0
Mr. Jain	1,137	0
Mr. Jones	1,137	0
Mr. Kelly	1,137	8,159
Mr. Madero	1,137	6,814
Mr. Milberg	1,137	0
Mr. Myers	1,137	0
Mr. Patrick	1,137	12,183
Mrs. Peters	1,137	0
Mr. Speer	320	0

(3)	In addition to the shares listed in the table, executive officers own the following number of RSUs awarded under Deere’s Omnibus Equity and Incentive Plan. RSUs granted to executive officers in fiscal 2003 must be held until retirement or other permitted termination of employment before they are converted to Deere common stock. RSUs granted in fiscal 2004-2007 must be held for at least five years. RSUs granted to all eligible employees in fiscal 2008 must be held until retirement.

Executive	Restricted Units
Mr. Lane	553,615
Mr. Mack	60,476
Mr. Allen	110,654
Mr. Everitt	139,005
Mr. Israel	53,795
All executive officers	1,192,881

(4)	The number of shares shown for all directors and executive officers as a group includes 14,435 shares owned jointly with family members over which the directors and executive officers share voting and investment power.

CERTAIN BUSINESS AND RELATED PERSON TRANSACTIONS

     In November 2007, the Board adopted a “Related Person Transactions Approval Policy” (the “Related Person Policy”). Under the Related Person Policy, Deere’s Corporate Governance Committee is responsible for reviewing, approving and ratifying all related person transactions.

Under the Related Person Policy, a related person includes:

(1)	executive officers and directors of Deere;

(2)	any holder of 5% or more of Deere’s voting securities; and

(3)	an immediate family member of anyone in categories (1) or (2).

     A related person transaction is a transaction, relationship or arrangement between a related person and Deere where:
  the amount involved exceeds $120,000; and
  any related person (as defined above) has or will have a direct or indirect material interest in the transaction.

     Each year, Deere’s directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Deere’s directors and officers must promptly advise Deere’s Corporate Secretary if there are any changes to the information previously provided.

     After consultation with Deere’s General Counsel, management and outside counsel, as appropriate, Deere’s Corporate Secretary determines whether the transaction is reasonably likely to be a related person transaction. Related person transactions are submitted to the Corporate Governance Committee for consideration at its next meeting. If action is required prior to the next meeting, the transaction is submitted to the Chairperson of the Corporate Governance Committee (“Chairperson”) and the Chairperson’s determination is then reported to the Corporate Governance Committee at its next meeting.

     When evaluating potential related person transactions, the Corporate Governance Committee or the Chairperson, as applicable, considers all reasonably available relevant facts and circumstances and approves only the related person transactions determined in good faith to be in, or not inconsistent with, Deere’s Code of Ethics and Business Conduct Guidelines, and the best interest of Deere’s stockholders.

COMMITTEES

     The Board met six times during fiscal 2008. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2008, all directors attended 75% or more of the meetings of the Board and committees on which they served. All directors attended the annual stockholder meeting in February 2008.

     Non-management directors may meet in executive session, without the CEO, at any time, and are regularly scheduled for non-management executive sessions twice each year. The committee chairpersons preside over the meetings of the non-management directors on a rotating basis as established by the Corporate Governance Committee.

     If you wish to communicate with the Board you may send correspondence to Corporate Secretary, Deere & Company, One John Deere Place, Moline, Illinois 61265-8098. The Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may communicate directly with the presiding non-management director of the Board by sending correspondence to Presiding Director, Board of Directors, Deere & Company, Department A, One John Deere Place, Moline, Illinois 61265-8098.

     The Board has delegated some of its authority to five committees of the Board. These are the Executive Committee, the Compensation Committee, the Corporate Governance Committee, the Pension Plan Oversight Committee and the Audit Review Committee.

     The Compensation Committee, the Corporate Governance Committee, the Pension Plan Oversight Committee and the Audit Review Committee have written charters that comply with current NYSE rules relating to corporate governance matters. Copies of the committee charters as well as Deere’s Code of Ethics and Business Conduct Guidelines are available at www.JohnDeere.com/corpgov. A copy of these charters and policies also may be obtained upon request to the Deere & Company Stockholder Relations Department.

     Pursuant to the requirements of the NYSE, the Board has adopted Corporate Governance Policies that meet or exceed the independence standards of the NYSE. Also, as part of Deere’s Corporate Governance Policies, the Board has adopted categorical standards and the Related Person Policy to assist the Board in evaluating the independence of each director. The categorical standards are intended to assist the Board in determining whether or not certain relationships between its directors and Deere or its subsidiaries (either directly or indirectly as a partner, stockholder, officer, director, trustee or employee of an organization that has a relationship with Deere) are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed to be not material. The categorical standards are attached as Appendix A to this proxy statement. Deere’s Corporate Governance Policies, which include the categorical independence standards are available on its website at www.JohnDeere.com/corpgov. A copy also may be obtained upon request to the Deere & Company Stockholder Relations Department.

     In November 2008 Deere reviewed the independence of each director, applying the independence standards set forth in Deere’s Corporate Governance Policies. The review considered relationships and transactions between each director (and his or her immediate family and affiliates) and each of the following: Deere, Deere’s management and Deere’s independent registered public accounting firm.

     Based on this review, at the December 2008 Board Meeting, the Board affirmatively determined that the following directors have no material relationships with Deere and its subsidiaries and are independent as defined in Deere’s Corporate Governance Policies and the listing standards of the NYSE: Mrs. Bowles, Mr. Coffman, Mr. Dunnigan, Mr. Holliday, Mr. Jain, Mr. Jones, Mr. Kelly, Mr. Madero, Mr. Milberg, Mr. Myers, Mr. Patrick, Mrs. Peters and Mr. Speer. Mr. Lane is considered an inside director because of his employment as CEO and President of Deere & Company.

The Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority concerning certain significant matters is limited by law and Deere’s Bylaws.

The Compensation Committee	The Compensation Committee approves compensation for executive officers of Deere and makes recommendations to the Board regarding incentive and equity-based compensation plans.

The Compensation Committee’s responsibilities include:

  evaluating and approving the compensation of Deere’s executive officers, including reviewing and approving corporate performance goals and objectives related to the compensation of Deere’s executive officers;
  evaluating the executive officers’ and Deere’s performance relative to compensation goals and objectives;
  determining and approving the executive officers’ compensation levels based on the Committee’s evaluation of their performance either as the Compensation Committee, or together with other independent directors (as directed by the Board);
  evaluating and approving compensation grants to executive officers under Deere’s equity-based and incentive compensation plans, policies and procedures;
  overseeing Deere’s policies on structuring compensation programs for executive officers to preserve tax deductibility;
  establishing and certifying the attainment of performance goals pursuant to section 162(m) of the Internal Revenue Code when required;
  exercising the powers of the Committee set forth in any compensation plan established by the Board;
  retaining and terminating any independent advisors used by the Committee to assist it in fulfilling its responsibilities;

  approving the fees and other retention terms of any independent advisors to the Committee;
  delegating authority to subcommittees and to Deere for administration or other duties when the Committee deems it appropriate;
  adopting procedures and guidelines as the Committee deems appropriate to carry out its oversight functions;
  producing any required reports on executive compensation required to be included in Deere’s filings with the SEC;
  reviewing and discussing with Deere’s management the Compensation Discussion and Analysis (“CD&A”) to be included in Deere’s filings with the SEC;
  determining whether to recommend to the Board that the CD&A be included in Deere’s filings with the SEC;
  making regular reports to the full Board on the activities of the Committee;
  evaluating annually the performance and effectiveness of the Committee and reporting to the Board on the results; and
  performing such other duties as may be assigned to the Committee by law or the Board.

The Committee retains Hewitt Associates LLC (“Compensation Consultant”) to provide independent advice and ongoing recommendations regarding executive compensation. The scope of the Compensation Consultant’s work includes the following:

  Provide independent input for the Committee’s decision-making with respect to executive compensation;
  Provide independent input for the Corporate Governance Committee’s decision-making with respect to director compensation;
  Advise the Committee on how best to make compensation decisions balancing stockholder interests with those of management;
  Apprise the Committee of best practices regarding executive compensation; and
  Provide market data as a reference for the Committee to consider in evaluating base salaries and variable pay awards (both the forms of payments and the amounts) of the Deere Named Executive Officers (“Named Executives”).

The annual Compensation Committee report follows the CD&A section of this proxy statement. Deere’s processes and procedures for considering and determining executive compensation are more fully described in the CD&A.

The Corporate Governance Committee

The Corporate Governance Committee monitors corporate governance policies and procedures and serves as the nominating committee for Board directors. The primary functions performed by the Committee include:

  developing, recommending and monitoring corporate governance policies and procedures for Deere and the Board;
  identifying and recommending to the Board individuals to be nominated as a director;
  ensuring that the Chairman periodically reviews Deere’s plans regarding succession of senior management with the Committee and with all other independent directors;
  making recommendations concerning the size, composition, committee structure, fees for the Board and criteria for tenure and retention of directors;
  overseeing Deere’s Office of Corporate Compliance;
  overseeing the evaluation of Deere’s management; and
  reviewing and reporting to the Board on the performance and effectiveness of the Board and the Corporate Governance Committee.

The Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In evaluating candidates, the Committee considers the needs of the Board and the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements). The Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Nominations” section of this proxy statement.

The Board has determined that under current NYSE listing standards all members of the Corporate Governance Committee are independent.

The Pension Plan Oversight Committee	The Pension Plan Oversight Committee oversees Deere’s pension plans. The Committee establishes corporate policy with respect to the pension plans, and reviews asset allocation, actuarial assumptions and funding policies. The Committee also has authority to make substantive amendments and modifications to the pension plans. The Committee reports to the Board on its activities.

The Audit Review Committee
The Audit Review Committee’s duties and responsibilities include, among other things:
  retaining, overseeing and evaluating an independent registered public accounting firm to audit the annual financial statements and internal control over financial reporting;
  assisting the Board in overseeing the integrity of Deere’s financial statements, compliance with legal requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of Deere’s internal auditors;

  determining whether to recommend that the financial statements and related disclosures be included in Deere’s annual report filed with the SEC;
  considering whether the provision by the independent registered public accounting firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the external auditors’ independence;
  approving the scope of the audit in advance;
  reviewing the financial statements and the audit report with management and the independent registered public accounting firm;
  reviewing earnings and financial releases with management;
  reviewing Deere’s procedures relating to business ethics;
  consulting with the internal audit staff and reviewing the internal audit function and the adequacy of the internal control over financial reporting;
  reviewing the adequacy of the Audit Review Committee charter;
  reviewing policies relating to risk assessment and management;
  setting hiring policies for employees of the independent registered public accounting firm; and
  approving all engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Review Committee reports to the Board on its activities and findings.

The Board has determined that under current NYSE listing standards all members of the Audit Review Committee are independent and financially literate. The Board also determined that Mr. Dunnigan, Mr. Holliday, Mr. Patrick and Mrs. Peters are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE listing standards.

The Audit Review Committee annual report follows the “Compensation of Directors” section of this proxy statement.

     The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal 2008:

Pension
			Corporate	Plan	Audit
	Executive	Compensation	Governance	Oversight	Review
Director	Committee	Committee	Committee	Committee	Committee
Crandall C. Bowles	X	X	Chair
Vance D. Coffman		X	X
T. Kevin Dunnigan	X		X		Chair*
Charles O. Holliday, Jr.			X		X
Dipak C. Jain				X	X
Clayton M. Jones		X		X
Arthur L. Kelly	X	Chair**		X
Robert W. Lane	Chair
Antonio Madero B.		X		X
Joachim Milberg			X		X
Richard B. Myers		X		X
Thomas H. Patrick	X			Chair	X
Aulana L. Peters			X		X
Fiscal 2008 meetings	0	4	4	2	4

*	Effective January 1, 2009, Mr. Holliday will become the Chair of the Audit Review Committee.

**	Effective January 1, 2009, Mr. Coffman will become the Chair of the Compensation Committee.

COMPENSATION OF DIRECTORS

     Deere pays non-employee directors an annual retainer along with additional fees to committee chairpersons as described below. Deere does not pay any other committee retainers or meeting fees. In addition, Deere awards non-employee directors restricted stock units (“RSUs”) upon their election to the Board and each year during their service as directors. A person who becomes a non-employee director between annual meetings, or who serves a partial term, receives a prorated retainer and a prorated RSU award. Deere also reimburses directors for expenses related to meeting attendance. Directors who are employees receive no additional compensation for serving on the Board or its committees. The following chart describes amounts paid and the value of awards granted:

Date Approved by Corporate Governance Committee	August 2007
Effective Date of Annual Amounts	September 2007
Retainer	$100,000
Equity Award	$100,000
Audit Committee Chair Fee	$15,000
Compensation Committee Chair Fee	$15,000
Other Committee Chair Fees	$10,000

     Under Deere’s Non-Employee Director Deferred Compensation Plan, directors may choose to defer some or all of their annual retainers until retirement as a director. A director may elect to have these deferrals invested in either an interest-bearing account or in an account with a return equivalent to an investment in Deere common stock.

     Up until fiscal 2008, non-employee directors received the equity award in the form of restricted stock. Beginning in fiscal 2008, directors receive the equity award in the form of RSUs. While a director, restricted shares and RSUs may not be sold, gifted or otherwise disposed. Directors may lose their restricted shares and RSUs if their service is terminated for any reason other than retirement, disability or death. The restricted period for restricted shares and RSUs ends when the director retires from the Board, becomes permanently and totally disabled, dies, or if there is a change in control of Deere. While the restrictions are in effect, the non-employee directors may vote the restricted shares, receive dividends on the restricted shares and receive dividend equivalents on the RSUs.

In fiscal 2008, Deere provided the following annual compensation to non-employee directors:

Fiscal 2008 Director Compensation Table

			Nonqualified
			Deferred
	Fees Earned or		Compensation	All Other
	Paid in Cash	Stock Awards	Earnings	Compensation
	($)	($)	($)	($)	Total
Name*	(1)	(2)	(3)	(4)	($)
Crandall C. Bowles	$110,000	$99,993	$0	$134	$210,127
Vance D. Coffman	$100,000	$99,993	$0	$28,034	$228,027
T. Kevin Dunnigan	$115,000	$99,993	$0	$27,834	$242,827
Charles O. Holliday, Jr.	$100,000	$99,993	$0	$28,860	$228,853
Dipak C. Jain	$100,000	$99,993	$13,154	$25,430	$238,577
Clayton M. Jones	$100,000	$99,993	$0	$29,337	$229,330
Arthur L. Kelly	$115,000	$99,993	$8,816	$25,565	$249,374
Antonio Madero B.	$100,000	$99,993	$0	$26,589	$226,582
Joachim Milberg	$100,000	$99,993	$0	$24,394	$224,387
Richard B. Myers	$100,000	$99,993	$0	$35,418	$235,411
Thomas H. Patrick	$110,000	$99,993	$0	$124	$210,117
Aulana L. Peters	$100,000	$99,993	$0	$34,659	$234,652

*	David B. Speer was elected to the Board on November 15, 2008, after the fiscal year ended on October 31, 2008, and did not receive any compensation in fiscal 2008.

(1)	All fees earned in fiscal 2008, including Committee Chairperson fees, whether paid in cash or deferred under the Non-Employee Director Deferred Compensation Plan, are included in this column.

(2)

Represents the grant date fair value recognized on RSUs for financial statement reporting purposes in accordance with FASB Statement No. 123 (revised 2004) (“FAS 123R”). These amounts represent Deere’s accounting expense for these awards and do not correspond to the actual value that will be realized by the non-employee directors. All grants are fully expensed in the fiscal year granted based on the grant date price. For fiscal 2008, the grant date was March 5, 2008, and the grant price was $87.95 (the average of the high and low price for Deere common stock on the grant date.) The non-employee director grant date is seven calendar days after the annual meeting of stockholders. The assumptions made in valuing the RSUs reported in this column are discussed in Note 24, “Stock Option and Restricted Stock Awards” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2008. Deere recognizes the compensation cost on the RSU awards in the fiscal year they are granted because directors are eligible to receive payment of the awards upon cessation of service as a member of the Board. The following table lists the cumulative restricted shares and RSUs held by current directors as of October 31, 2008. These shares and units may not be transferred prior to retirement as a director.

Director Name	Restricted Shares	RSUs
Crandall C. Bowles	19,916	1,137
Vance D. Coffman	6,532	1,137
T. Kevin Dunnigan	18,372	1,137
Charles O. Holliday, Jr.	1,160	1,137
Dipak C. Jain	13,234	1,137
Clayton M. Jones	824	1,137
Arthur L. Kelly	27,638	1,137
Antonio Madero B.	22,638	1,137
Joachim Milberg	10,708	1,137
Richard B. Myers	3,176	1,137
Thomas H. Patrick	19,252	1,137
Aulana L. Peters	12,008	1,137

(3)	Directors are eligible to participate in the Non-Employee Director Deferred Compensation Plan. Under this plan, participants may defer part or all of their annual cash compensation. In addition, when the non-employee director retirement plan was eliminated in 1997, participating directors at that time received a lump sum deferral to the plan equal to the present value of the life annuity offered under the former retirement plan. For these deferrals, two investment choices are available:
  an interest bearing alternative which pays interest at the end of each calendar quarter based on the prime rate as determined by the Federal Reserve Statistical Release plus 2%; or
  an equity alternative denominated in units of Deere common stock which earns additional shares each quarter at the quarterly dividend rate on Deere common stock.

The amounts included in this column represent the above-market earnings on the interest bearing investment alternative. Above-market earnings represent the difference between the prime rate as determined by the Federal Reserve Statistical Release plus 2% and 120% of the applicable federal long-term rate.

(4)	The following table provides detail about each component of the “All Other Compensation” column in the Fiscal 2008 Director Compensation Table:

	Personal Use
	of Company	Misc	Tax Gross
	Aircraft	Perquisites	Ups	Total All Other
Name	(a)	(b)	(c)	Compensation
Crandall C. Bowles	$0	$73	$61	$134
Vance D. Coffman	$10,285	$4,517	$13,232	$28,034
T. Kevin Dunnigan	$0	$17,285	$10,549	$27,834
Charles O. Holliday, Jr.	$0	$16,205	$12,655	$28,860
Dipak C. Jain	$0	$15,029	$10,401	$25,430
Clayton M. Jones	$401	$15,183	$13,753	$29,337
Arthur L. Kelly	$0	$15,109	$10,456	$25,565
Antonio Madero B.	$5,101	$10,613	$10,875	$26,589
Joachim Milberg	$0	$14,417	$9,977	$24,394
Richard B. Myers	$0	$19,958	$15,460	$35,418
Thomas H. Patrick	$0	$73	$51	$124
Aulana L. Peters	$0	$18,300	$16,359	$34,659

(a)	Represents spousal travel on Deere aircraft related to the November 2007 Board meeting in India. For SEC purposes, the cost of personal use of Deere aircraft is calculated based on the incremental cost to Deere. To determine the incremental cost, Deere calculates the variable costs based on usage which includes fuel costs and trip-related maintenance on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew expenses and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance not related to trips are excluded. Most spouses traveled on commercial or chartered flights which are included in column (b).

(b)	Represents spousal travel and other expenses related to the November 2007 Board meeting in India.

(c)	Tax gross ups are provided when expenses are incurred for business purposes, but applicable tax rules result in imputed income to the director. This column (c) shows the tax reimbursement that was provided for the expenses associated with columns (a) and (b) above.

     The reports of the Audit Review Committee and the Compensation Committee that follow will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

AUDIT REVIEW COMMITTEE REPORT

To the Board of Directors:

     The Audit Review Committee consists of the following members of the Board of Directors: T. Kevin Dunnigan (Chair), Charles O. Holliday, Jr., Dipak C. Jain, Joachim Milberg, Thomas H. Patrick and Aulana L. Peters. Each of the members is independent as defined under the rules of the New York Stock Exchange (NYSE). The Audit Review Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of Deere & Company (“Deere”). Management is responsible for establishing and maintaining Deere’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Review Committee is directly responsible for the appointment, oversight, compensation and retention of Deloitte & Touche LLP, the independent registered public accounting firm for Deere. Deloitte & Touche LLP is responsible for performing an independent audit of Deere’s annual financial statements and internal control over financial reporting, and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

     All members of the Audit Review Committee are financially literate under the applicable NYSE rules, and the following members of the Committee – Mr. Dunnigan, Mr. Holliday, Mr. Patrick and Mrs. Peters – are “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission (SEC) in Regulation S-K under the Securities Exchange Act of 1934, as amended. The Audit Review Committee has a written charter describing its responsibilities, which has been approved by the Board of Directors and is available on Deere’s website at www.deere.com/corpgov. The Audit Review Committee’s responsibility is one of oversight. Members of the Audit Review Committee rely on the information provided and the representations made to them by: management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for Deere’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board - United States (PCAOB) and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States and (ii) the effectiveness of internal control over financial reporting.

     In this context, we have reviewed and discussed with management Deere’s audited financial statements as of and for the year ended October 31, 2008.

     We have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Deere, the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees.

     We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Review Committee concerning independence, and have discussed with them their independence. We have concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to Deere is compatible with their independence.

     Based on the reviews and discussions referred to above, and exercising our business judgment, we recommend to the Board of Directors that the financial statements referred to above be included in Deere’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008 for filing with the SEC. We have selected Deloitte & Touche LLP as Deere & Company’s independent registered public accounting firm for fiscal 2009, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

Audit Review Committee T. Kevin Dunnigan (Chair) Charles O. Holliday, Jr. Dipak C. Jain Joachim Milberg Thomas H. Patrick Aulana L. Peters

COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

Introduction

     The CD&A is organized as follows:
  Description of Deere’s strategy and compensation philosophy which is the basis for the compensation decisions made by the Compensation Committee of the Board of Directors (“Committee”);
  Description of the Committee and the Compensation Consultant roles;
  Explanation of the direct compensation elements and performance metrics, how these elements are benchmarked against the marketplace and the rationale for each element;
  Analysis of total direct compensation; and
  Description of indirect compensation elements and rationale.

Deere’s Aspirations and Strategy

     Deere aspires to distinctively serve our customers – those linked to the land – through a great business. To achieve this aspiration, Deere’s strategy is:
  Exceptional operating performance;
  Disciplined growth of shareholder value added (“SVA”); and
  Aligned high-performance teamwork.

     Execution of this strategy is expected to create a sustainable business that rewards Deere’s customers, employees and stockholders. The following CD&A describes how Deere employees, particularly Deere’s Named Executive Officers (“Named Executives”), are rewarded through Deere’s compensation programs.

Compensation Philosophy

     Deere’s compensation philosophy is defined in Deere’s Total Rewards Strategy (“TRS”), which was approved by the Board in August 2002. TRS is aligned with Deere’s aspirations and business strategy. TRS represents a collaboration between Deere and its salaried employees to achieve higher company performance, while maintaining Deere’s core values of quality, innovation, integrity and commitment. This compensation strategy includes base salary, short-term, mid-term and long-term incentive compensation, as well as employee benefits. TRS was communicated throughout the Deere enterprise prior to implementation in fiscal 2004 and applies to the majority of salaried employees and all of the Named Executives listed in the accompanying tables.

     Deere’s compensation philosophy is based on the following principles:
  Establish structures for each element of compensation that provide total reward opportunity sufficient to attract, retain and motivate high-caliber executives;
  As Named Executives assume greater responsibility:
  A larger portion of their total compensation should be “at risk” in the form of short-term, mid-term and long-term incentive awards; and
  A larger portion of their incentive awards should be focused on long-term awards to drive sustainable shareholder value;
  Provide the appropriate level of reward for performance:
  Below median total compensation for substandard company performance;
  Median total compensation for median levels of company performance; and
  Upper quartile total compensation for sustained upper quartile company performance;
  Recognize the cyclical nature of Deere’s equipment businesses and the need to manage value throughout the business cycle;
  Provide significant opportunity and incentives for Named Executives to be long-term stockholders of Deere;

  To the extent practicable, structure Deere’s compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code (“IRC”); and
  Structure Deere’s compensation programs to be regarded positively by Deere’s stockholders and employees.

     As explained in detail below, the award range and ultimate value realized from each of the incentive components of compensation is tied to Deere’s performance through association with an operating metric or as a function of the stock price. Deere has chosen the selected metrics to align employee compensation, including compensation for the Named Executives, to Deere’s strategy. This alignment is further accomplished by keeping the metrics simple, transparent and consistently communicated from year to year. As an example, SVA, for Deere and for each segment, has been published in the annual report every year since 2002 in the section following the Chairman’s letter. In accordance with this compensation philosophy, compensation levels are determined by the Committee after review and consideration of peer group data provided by Hewitt Associates LLC (“Compensation Consultant”), the Committee’s compensation consultant. See the “Total Direct Compensation” and “Review and Approval of Total Direct Compensation” sections below for an overview of compensation delivery for fiscal 2008.

     Although the required focus of the CD&A is compensation for Named Executives, the compensation programs discussed below apply in many cases to larger groups of employees than the Named Executives as described under the Short-Term Incentive (“STI”), Mid-Term Incentive (“MTI”) and Long-Term Incentive (“LTI”) sections below.

Compensation Committee

     The Committee is responsible for reviewing and approving corporate goals and objectives relevant to compensation for the majority of salaried employees, evaluating the Named Executives’ performance in relation to these goals and evaluating and approving compensation of the Named Executives. See the “Committees” section of the proxy statement for a detailed listing of Committee responsibilities and members. The Committee does not delegate any responsibilities related to the compensation of Named Executives. The Committee exercises its independent judgment when approving executive compensation. No member of the Committee is a former or current officer of Deere or any of its subsidiaries.

     The Committee periodically reviews compensation delivery to ensure its alignment with Deere’s business strategy and performance, market practices and the interest of employees and stockholders. In addition, the Committee periodically reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive.

     The Corporate Governance Committee of the Board directs an evaluation process of the Chief Executive Officer (“CEO”). At the Board meeting in August each year, the full Board (in executive session without the CEO present) evaluates the CEO’s performance. The Committee considers the Board’s evaluation when providing recommendations to the Board for the CEO’s compensation. Beginning in fiscal 2009, the Committee’s recommendations for the CEO’s compensation are presented to and approved by the independent members of the Board. The CEO does not play a role in and is not present during discussions regarding his own compensation.

     The CEO is present for and plays a significant role in setting the compensation for the other Named Executives. The CEO presents an evaluation of each Named Executive’s individual performance. The CEO also provides his recommendations for changes to the Named Executives’ base salaries and LTI awards. The Committee has the discretion to accept, reject or modify the CEO’s recommendations. The other Named Executives are not present during these discussions.

Compensation Committee Consultant

     The Compensation Consultant periodically meets independently with the Chairman of the Committee to discuss compensation matters. In addition, the Compensation Consultant regularly participates in executive sessions with the Committee (without any Deere personnel present) to discuss compensation matters.

     Hewitt Associates LLC provides other actuarial and human resource consulting services for Deere, but the Committee believes this does not compromise the Compensation Consultant’s ability to provide an independent perspective on executive compensation.

Peer Group and Market Data

     To ensure total compensation for Named Executives is aligned to the market, based on information provided by the Compensation Consultant, Deere benchmarked compensation and performance against the following peer group for fiscal 2008.

3M Company	Lockheed Martin Corporation
Alcoa Inc.	Northrop Grumman Corporation
Caterpillar Inc.	PACCAR Inc.
Cummins Inc.	Parker Hannifin Corporation
Eaton Corporation	PPG Industries Inc.
Emerson Electric Company	Raytheon Company
General Dynamics Corporation	Textron Inc.
The Goodyear Tire & Rubber Company	TRW Automotive Holdings Corporation
Honeywell International Inc.	United Technologies Corporation
Illinois Tool Works Inc.	Whirlpool Corporation
Ingersoll-Rand Company Limited	Xerox Corporation
Johnson Controls Inc.

     These companies are similar to Deere in sales volume, products, services, market capitalization and/or global presence. Compensation paid by the peer group is representative of the compensation Deere believes is required to attract, retain and motivate executive talent. The list of companies has not significantly changed in recent years and provides a consistent measure for comparing compensation. The Committee periodically reviews and considers the peer group to confirm that it continues to be an appropriate benchmark for the Named Executives’ compensation and company performance. During fiscal 2008, the Committee determined that due to TRW Automotive Holdings Corporation’s significantly lower market capitalization, it will no longer be included as part of the Deere peer group after fiscal 2008.

     All references to peer group data throughout the CD&A refer to information provided to the Committee by the Compensation Consultant.

Elements of Executive Compensation

     Total direct compensation for Deere’s Named Executives is a mix of cash and equity awards. Base salary, STI and MTI awards are delivered in cash. Long-term incentives consist of equity awards including RSUs and stock options. Indirect compensation includes perquisites, retirement benefits, deferred compensation and post-employment benefits.

     Each component of direct and indirect compensation and selected benefits is summarized in the table below:

Where Reported in
Component	Purpose	Characteristics	Accompanying Tables
Base Salary	Reward for level of responsibility, experience and sustained individual performance	Fixed cash component targeted at Deere’s peer group median. Base salary can vary from market due to individual performance, experience, time in position and internal equity considerations.	Fiscal 2008 Summary Compensation Table under the column “Salary”
Discretionary Bonus Awards	To recognize outstanding individual achievement	A cash award that may not exceed 20% of base salary, except in unusual circumstances. No discretionary bonuses were awarded in fiscal 2008.	Not applicable in fiscal 2008
Short-Term Incentive (“STI”)	Reward for the achievement of higher profitability through operating efficiencies and asset management during the fiscal year	A target STI award is designed to provide median annual cash compensation when combined with base salary compared with Deere’s peer group.

Fiscal 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2008 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Plan Awards”

Mid-Term Incentive (“MTI”)	Reward for the achievement of sustained profitable growth over a four-year performance period

Cash portion of long-term compensation. A target MTI award is designed to provide upper quartile compensation in combination with base salary, above target STI and target LTI awards compared with Deere’s peer group.

Fiscal 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2008 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Plan Awards”

Long-Term Incentive (“LTI”)	Reward for the creation of shareholder value as reflected by Deere’s stock price

Equity-based portion of long-term compensation. A target LTI award in combination with base salary and a target STI award are designed to provide median compensation compared with Deere’s peer group. Award is delivered through a combination of RSUs and stock options. Ultimate value of award depends on Deere’s stock price.

Fiscal 2008 Summary Compensation Table under the column “Stock Awards” and “Option Awards”; Fiscal 2008 Grants of Plan-Based Awards under the column “Grant Date Fair Value of Stock and Option Awards”; Outstanding Equity Awards at Fiscal 2008 Year-End; Fiscal 2008 Option Exercises and Stock Vested; Fiscal 2008 Deferred Compensation Table in the row “Deferred RSUs”

Perquisites	Provide Deere executives with selected benefits commensurate with those provided to executives at Deere’s peer group companies	Benefits which personally benefit an employee, are not related to job performance and are available to a select group of employees.	Fiscal 2008 Summary Compensation Table under the column “All Other Compensation”

Where Reported in
Component	Purpose	Characteristics	Accompanying Tables
Retirement Benefits	Provide an appropriate level of replacement income upon retirement	A defined benefit pension plan plus a 401(k) plan (John Deere Savings and Investment Plan (“SIP”)). Deere’s matches to the SIP are based on the applicable pension option (traditional versus contemporary) and Deere’s performance.	Fiscal 2008 Summary Compensation Table under the columns “Change in Pension Value” and “All Other Compensation”; Fiscal 2008 Pension Benefits Table
Deferred Compensation Benefits	Allows executives to defer compensation on a more tax-efficient basis	Employees can elect to defer base salary, STI or MTI into the Voluntary Deferred Compensation Plan. Employees participating in the contemporary pension option can defer employee contributions and receive matching employer contributions under the Defined Contribution Restoration Plan. Also includes deferred RSUs.	Accumulated amounts deferred are reported in the Fiscal 2008 Deferred Compensation Table. Above-market earnings on these accounts are reported in the Fiscal 2008 Summary Compensation Table under the column “Nonqualified Deferred Compensation Earnings.”
Potential Payments upon Change in Control	Encourage executives to operate in the best interest of stockholders	Contingent in nature. Most elements are payable only if a Named Executive’s employment is terminated as specified under the change in control provisions of various plans.	Fiscal 2008 Potential Payments upon Change in Control
Other Potential Post-Employment Payments	Lists potential payments under the scenarios of death, disability, retirement, termination without cause or for cause, and voluntary separation	Contingent in nature. Amounts are payable only if a Named Executive’s employment is terminated as specified under the arrangements of various plans.	Fiscal 2008 Potential Payments upon Termination of Employment Other than Following a Change in Control

Direct Compensation Elements

     Following is additional information about each direct compensation element including discussion of performance metrics, where applicable:

Base Salary

     In determining salary levels for each of Deere’s Named Executives, the Committee takes into consideration factors such as fulfillment of job responsibilities, the financial and operational performance of the activities directed by each Named Executive, the financial performance of Deere relative to Deere’s peer group companies, experience, time in position, internal equity considerations, and potential. Each Named Executive’s current salary as compared to the salary range and the median salary practices of Deere’s peer group is also considered.

     In November 2007, the Committee approved a base salary increase of 10% for the CEO. The Committee also approved increases ranging from 5-8% for the other Named Executives. These increases aligned the other Named Executives’ base salaries with the market median for similar positions, except for the Chief Financial Officer (“CFO”). The CFO’s base salary is below the market median due to his short time in the position.

Short-Term Incentive (“STI”)

     These factors are used to calculate the amount of the STI award paid to the Named Executives:
  Salary;
  Target award as described below under “Approval of STI Target Awards”;
  Deere’s actual performance as a percent of target for the current fiscal year; and
  Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) results as defined below under “Performance Metrics for STI.”

     The STI Plan is periodically approved by Deere stockholders and was last approved at the February 2005 annual meeting.

Performance Metrics for STI
     OROA is the performance metric used by Deere’s Equipment Operations. Deere is primarily a manufacturing company with high investment in fixed assets, such as buildings and machinery, and significant expenses with longer term payoffs, such as research and development. Targeted OROA performance for each Equipment Operation changes according to the actual sales volume.

     The line in the above graph is a representation of how Deere’s operating leverage functions in a given business. For Deere, operating leverage means:
  When sales volumes and capacity utilization are low, it is more difficult to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are lower; and
  When sales volumes and capacity utilization are high, it is easier to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are higher.

     By adjusting OROA performance goals as sales volumes change, Deere believes the level of difficulty in attaining targeted performance will be comparable for a range of sales volumes and capacity utilization. To be successful as market conditions change, Deere must strategically position the business by encouraging sound employee decisions regarding investment of capital and other asset utilization. This model encourages management to make the necessary structural changes to the business such as capacity planning, margin enhancements and asset turnover for a given level of volumes. Using OROA aligns this strategy to employee decisions that affect this component of variable pay.

     At the beginning of fiscal 2008, the Committee approved the following OROA goals at different sales volume levels for the Equipment Operations:

	Minimum	Target	Maximum
OROA Goals at Low Volume	4%	8%	12%
OROA Goals at Mid-Volume	8%	12%	20%
OROA Goals at High Volume	12%	20%	28%

     These OROA goals are the same as those approved by the Committee for fiscal 2007.

     ROE is the performance metric for Deere’s Financial Services operation. The Financial Services operation has different cash flow risk characteristics and operates with significantly different debt-to-equity leverage than the Equipment Operations. ROE goals for the Financial Services operation are adjusted for the actual mix of business subsidized by Deere Equipment Operations as well as for the business not subsidized. ROE goals are higher for non-subsidized business. The Committee approved the following ROE goals at the beginning of fiscal 2008:

Minimum	Target	Maximum
12.34%	13.28%	14.22%

     The OROA and ROE calculations can be summarized as follows:

          OROA for the Equipment Operations:
                    Operating profit (after provisions for STI and MTI awards and hourly profit sharing)
                    + Provisions for STI awards
                    + Provisions for MTI awards
                    + Provisions for hourly profit sharing
                    = Adjusted operating profit

OROA =	Adjusted operating profit ÷ Average identifiable assets with inventories at standard cost and significant goodwill phased in over sixty months

          ROE for the Financial Services:
                    Net income (after taxes and provisions for STI and MTI awards)
                    + Provisions for MTI awards (net of income taxes)
                    = Adjusted net income

ROE =	Adjusted net income ÷ Average equity with equity related to significant goodwill phased in over sixty months

     Any significant goodwill from acquisitions is phased into average assets or average equity evenly over a sixty-month period. This policy encourages investments in sound acquisitions that may include goodwill, while still requiring effective integration and management of new businesses in a timely manner.

     For the Named Executives, a corporate composite weighting is used to calculate STI. The corporate composite weighting consists of:
                    40% Agricultural Equipment Operations OROA;
                    20% Construction & Forestry Operations OROA;
                    20% Commercial & Consumer Equipment Operations OROA; and
                    20% Financial Services ROE.

     For fiscal 2009, the OROA and ROE goals approved by the Committee in December 2008 remain unchanged from the fiscal 2008 goals set forth above. The definition of OROA for the Equipment Operations, however, has been revised. Beginning in fiscal 2009, the provisions for STI awards and hourly profit sharing will no longer be added back to operating profit to arrive at adjusted operating profit when calculating OROA for STI bonus purposes. This change requires that the cost of STI and the hourly profit sharing be covered prior to payment of an STI award.

Approval of STI Rates
     After review and consideration of Deere’s peer group data for target cash bonuses, the Committee approves target STI rates as a percent of base salary for Named Executives at the beginning of the fiscal year. In November 2007, the Committee approved STI rates for fiscal 2008 as follows:

STI Award Rates:	Fiscal 2008
Performance Level	Minimum	Target	Maximum
CEO	62.5%	125.0%	250.0%
Other Named Executives	42.5%	85.0%	170.0%

     The above rates represent the following increases at target from fiscal 2007 to fiscal 2008: 110% to 125% for the CEO, and 70% to 85% for the other Named Executives. Over the past several years, Deere’s peer group median annual cash compensation (which includes base salary and STI) has increased, resulting in below median competitive pay for the Named Executives. The Committee approved increases to these STI rates to align the Named Executives’ annual cash compensation with the median of Deere’s peer group. This is consistent with Deere’s compensation philosophy as outlined above. For more information on the range of STI awards approved for fiscal 2008, see the Executive Compensation table - Fiscal 2008 Grants of Plan-Based Awards and footnote (2) to the table.

Fiscal 2008 Performance Results for STI
     The chart below details:
  the goals that were necessary to achieve maximum STI payout based on the actual sales volumes (OROA) and the actual mix of business (ROE) utilizing the STI performance metrics approved by the Committee; and
  the actual OROA and ROE performance achieved and calculated in accordance with the STI plan.
			Actual
	Goal to Achieve	Fiscal 2008	Performance
Fiscal 2008 Performance Results For STI:	Maximum Payout	Performance Results	as % of Target
Agricultural Equipment Operations OROA	28.00%	42.12%	200.00%
Construction & Forestry Operations OROA	15.60%	21.59%	200.00%
Commercial & Consumer Equipment
Operations OROA	15.60%	16.20%	200.00%
Financial Services ROE	14.22%	14.47%	200.00%

     For fiscal 2008, actual sales volumes were above the mid-level volume collectively for the Equipment Operations.

     The dollar amounts of the STI awards paid to Named Executives are calculated as follows:

          Base salary for the fiscal year
          x STI target bonus rates
          x Actual performance as a percent of target (up to 200%)
          = STI award amount

     STI awards paid to Named Executives are detailed in the Fiscal 2008 Summary Compensation Table under footnote (4).

     The STI plan and the results for fiscal 2008 described above are also used to determine the STI award paid to most salaried employees worldwide. For fiscal 2008, STI awards paid to the Named Executives were about 2% of the total amount of STI awards paid to approximately 27,400 eligible salaried employees.

Long-Term Compensation

     Long-term compensation consists of a combination of MTI and LTI. MTI is paid in cash and is considered part of long-term compensation because each performance period encompasses four years. LTI is awarded using RSUs and stock options.

Mid-Term Incentive (“MTI”)

     The following factors are used to calculate the amount of the MTI award paid to the Named Executives:
  Median of actual salaries for the salary grade;
  Target award as described below under “Approval of MTI Target Awards”;
  Shareholder Value Added (“SVA”) results as defined below under “Performance Metrics for MTI”; and
  Number of eligible employees *

* Participation in MTI plan includes management level employees worldwide numbering about 6,900 as of fiscal 2008; therefore, the amount of each individual MTI award is determined, in part, by the number of eligible employees in the pool.

     The MTI Plan is periodically approved by Deere stockholders and was last approved at the February 2008 annual meeting.

Performance Metrics for MTI
     In 2003, the Committee established SVA as the MTI performance metric to determine Deere’s success in delivering sustained growth in economic profitability. SVA was selected as the MTI performance metric because the Committee believes that Deere should: (a) earn, at a minimum, its weighted average cost of capital each year; (b) ensure investments in capital and research and development earn their cost of capital; and (c) ensure acquisitions do not dissipate shareholder value. Deere believes that sustained growth can be accomplished only through a combination of revenue growth and high returns on invested capital. Because MTI is based on enterprise-wide SVA, MTI facilitates teamwork across Deere business units.

     SVA calculations for the Equipment Operations and Financial Services can be summarized as follows:

          SVA of Equipment Operations:
               Operating profit (after provision for MTI awards)
               + Provisions for MTI awards
               -  Estimated cost of assets ((average identifiable assets with inventories at standard cost)
                  x 12% cost of capital)
               = SVA of Equipment Operations

          SVA of Financial Services:
               Net income divided by after-tax earnings rate of 65%
               + Provisions for MTI awards
               +/- Allowance for credit losses
               -  Estimated cost of equity ((average equity plus average allowance for credit losses)
                  x approximately 18%)
               =  SVA of Financial Services

     SVA of Equipment Operations + SVA of Financial Services = Deere SVA

     The Committee continues to evaluate and test various operating performance metrics to determine the strongest correlation over time with shareholder value creation. The Committee believes SVA contains significant sustained performance incentives, has a proven correlation to Deere’s total shareholder return and has aligned employee performance with Deere’s business strategy over the past five years.

     Each year, the Committee establishes MTI performance periods consisting of four consecutive fiscal years. Deere is engaged in a number of historically cyclical businesses. The four-year performance period approach emphasizes and rewards consistent, sustained operating performance. Since MTI was approved in 2003, two phase-in performance periods were completed during fiscal 2004 and 2005, and four-year performance periods were completed during fiscal years 2006 through 2008. Starting with the completion of the first full four-year performance period in fiscal 2006, the Committee has conducted annual reviews of the target and maximum SVA cap and adjusted these measures of SVA to align with Deere strategies for the performance period that begins in the next fiscal year. The chart below details the target and maximum SVA goals for each of the performance periods that include fiscal 2008 and the goals approved for the four-year performance period beginning in fiscal 2009.

	Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009
	through	through	through	through	through
Four-Year Performance Periods	Fiscal 2008	Fiscal 2009	Fiscal 2010*	Fiscal 2011*	Fiscal 2012*
Target SVA	$1.5 billion	$1.5 billion	$2.0 billion	$2.075 billion	$2.85 billion
Maximum SVA Cap	$3.0 billion	$3.0 billion	$4.0 billion	$4.15 billion	$5.7 billion
% of SVA Shared	4.7%	4.7%	4.0%	4.0%	4.0%
MTI Payout to all Plan
Participants at Target	$70.5 million	$70.5 million	$80 million	$83 million	$114 million
Payable in	Dec 2008	Dec 2009	Dec 2010	Dec 2011	Dec 2012
Approved by Committee	Nov 2004	Nov 2005	Nov 2006	Nov 2007	Dec 2008

* For the four-year performance periods ending in fiscal 2010 and beyond, any significant goodwill from acquisitions will be phased into average assets or average equity evenly over a sixty-month period. This policy encourages investments in sound acquisitions that may include goodwill, while still requiring effective integration and management of new businesses in a timely manner.

     If performance criteria are met, MTI plan participants share in a percentage of four-year accumulated SVA (see chart above), which results in a cash payout. The payout amount for each employee is calculated using the MTI award rates below, but may be less depending on the number of eligible employees in the pool. Any individual MTI award cannot exceed the maximum approved by the Committee.

     Inherent in the MTI plan is a lagging, four-year impact of SVA. Whether positive or negative, SVA results for a given year become part of the MTI award calculation for that year and the next three years. Negative SVA in a given year is part of the calculation for that year and the next three years and can offset positive SVA earned in a prior or future year. Thus, MTI plan payouts made in a weak-performance year, following several strong-performance years, will be higher than the financial results for a weak-performance year alone would justify. The opposite is also true: MTI plan payouts in a strong-performance year, following a number of weak-performance years, will be lower than the financial results that the strong-performance year alone would justify.

Approval of MTI Rates
     After review and consideration of upper quartile compensation data of Deere’s peer group, the Committee approves target MTI rates as a percent of salary at the beginning of the last fiscal year of the four-year performance period. In November 2007, the Committee approved the following MTI award rates for the four-year performance period ending October 31, 2008.

MTI Award Rates:	Fiscal 2008
	Minimum *	Target	Maximum
CEO	$1,100	160%	320%
Other Named Executives	$400	123%	246%

* A minimum MTI award (defined in terms of actual dollars rather than as a percentage of salary) will not be paid unless accumulated SVA exceeds $1 million for a four-year performance period.

     For details of the range of MTI awards approved for the performance period beginning in fiscal 2008, see the Executive Compensation table - Fiscal 2008 Grants of Plan-Based Awards and footnote (2) to the table.

Fiscal 2008 Performance Results for MTI
     Deere’s SVA, calculated in accordance with the MTI performance metrics as described above, for the four-year performance period ending October 31, 2008, is as follows:

Deere Enterprise SVA
Accumulated SVA for Performance Period = $5,494

* Amounts reported for 2006 and 2007 vary slightly from what was reported in last year’s proxy. The amount reported last year for 2006 was $1,081 and the amount reported for 2007 was $1,449. The difference is due to elimination of the phase-in of goodwill for these fiscal years. The phase-in of goodwill is first applicable for the performance period ending in fiscal 2010.

     For the four-year performance period ending October 31, 2008, the accumulated SVA, calculated in accordance with the MTI plan as described above, exceeded the $3 billion cap, resulting in a maximum MTI award. MTI awards paid to Named Executives are detailed in the Fiscal 2008 Summary Compensation Table under footnote (4). For fiscal 2008, MTI awards paid to the Named Executives were equal to approximately 5% of the MTI payout to all eligible employees.

     In the eight years preceding the implementation of MTI, accumulated SVA, as reported, was negative $1.4 billion as compared to accumulated positive SVA of $5.9 billion since 2003. Deere’s adoption of the SVA model was an important factor in this significant SVA improvement.

Long-Term Incentive (“LTI”)

     The purpose of LTI is to reward Named Executives for the creation of sustained shareholder value, encourage ownership of Deere stock, foster teamwork and retain and motivate high-caliber executives. Deere believes LTI aligns the interests of the Named Executives and stockholders.

     LTI awards consist of annual grants of market-priced stock options and RSUs under the John Deere Omnibus Equity and Incentive Plan (“Omnibus Plan”). The Omnibus Plan is periodically approved by Deere stockholders. The last such approval occurred at the February 2006 annual meeting.

     LTI grants to Named Executives are based on the following criteria established by the Committee: level of responsibility, base salary, individual performance, current market practice, the target award based on peer group data and the number of shares available under the Omnibus Plan. The number of options or RSUs previously granted to or held by a Named Executive is not a factor in determining individual grants. Past awards were granted based on performance in prior years. As a result, potential accumulated wealth is not viewed as relevant in arriving at the current year LTI award.

Approval of LTI Target Awards
     At the beginning of the fiscal year, after review and consideration of Deere’s peer group data on target long-term incentives, the Committee approves a range of LTI factors that are a multiple of the base salaries for Named Executives. The following factors were approved for fiscal 2008:

LTI Award Factors:	Fiscal 2008
	Minimum	Target	Maximum
CEO	12.75x	17.375x	22x
Other Named Executives	6x	8.5x	11x

     The Committee determines LTI awards at the first Committee meeting at the beginning of the fiscal year. See footnote (3) to Fiscal 2008 Grants of Plan-Based Awards table for LTI factors used to calculate the number of RSUs and options awarded to each individual Named Executive during fiscal 2008. The Committee has the discretion to increase or decrease a target LTI award within the approved range to distinguish an individual’s level of performance for the prior fiscal year, to deliver a particular LTI value, or to reflect other adjustments as the Committee feels necessary. As footnote (3) demonstrates, in some circumstances, the Committee exercised this discretion to modify the target award for individual performance. It is important to note, however, as described in the “Deere Aspirations and Strategy” section at the beginning of the CD&A, a primary part of Deere’s strategy is aligned high-performance teamwork. A substantial portion of the evaluation of individual performance is a careful analysis of each Named Executive’s significant collaboration and exceptional contribution to the success of a high performing team.

     After review and consideration of the peer group data, the Committee also approved the LTI award value to be delivered as approximately 50% in stock options and approximately 50% in RSUs, using a conversion ratio of options to RSUs of 3 to 1. The Committee believes that these award factors will deliver LTI value that is aligned with Deere’s peer group. Using these factors and the grant price, the number of RSUs and options delivered is determined. See Fiscal 2008 Grants of Plan-Based Awards and footnotes (3) and (4) to the table for more information on LTI awards delivered as well as terms of these awards. The accounting expense recognized during fiscal 2008 and fiscal 2007 related to the LTI awards for Named Executives is detailed in the Fiscal 2008 Summary Compensation Table under footnotes (2) and (3).

     For fiscal 2008, the number of RSUs granted to Named Executives represented 51% of all RSUs granted to eligible salaried employees and the number of stock options granted to Named Executives represented 12% of stock options granted to eligible salaried employees. These proportions are consistent with Deere’s the philosophy that as Named Executives assume more responsibility, a larger portion of their incentive compensation should be focused on longer-term awards.

LTI Grant Practices
     As has been the practice for more than 15 years, the Committee authorizes the annual LTI awards for all eligible employees on a single date each year. The grant date is seven calendar days after the first Board meeting of the fiscal year. This timing allows for stock price stabilization after the release of year-end financial results and Board meeting announcements. The grant price for LTI awards is the average of the high and low Deere common stock price on the grant date as reported on the NYSE. Deere has used the average grant price methodology for more than 30 years. This grant price is also used to determine the number of RSUs and stock options to be granted.

Stock Ownership Guidelines
     Stock ownership guidelines apply to Named Executives to encourage the retention of stock acquired through Deere’s various equity incentive plans. These guidelines are based on a multiple of each Named Executive’s base salary. The guidelines are five times base salary for the CEO and 3.5 times base salary for the other Named Executives. RSUs and any common stock held personally by the Named Executive are included in determining whether a Named Executive has achieved the applicable ownership guideline. Stock options are not included in calculating whether the guidelines have been met. Once the guideline is achieved by the Named Executive, the number of shares held at that time becomes the fixed stock ownership requirement for the Named Executive for three years, even if base salary increases. Each of the Named Executives has achieved stockholdings in excess of the applicable multiple.

Total Direct Compensation

Review and Approval of Total Direct Compensation
     The Committee believes the pay elements described above are consistent with Deere’s compensation philosophy of paying for performance, supporting business strategies and paying competitively. Each pay element is designed to complement the other and reward the achievement of short-term and long-term objectives. After review and consideration of Deere’s peer group data, the Committee reviews the combination of these elements when establishing target compensation. The Committee intends that the combination of base salary, target STI, and target LTI awards will result in compensation at market median. If, in addition, the MTI target award is met, the Named Executives will receive upper quartile compensation as compared to Deere’s peer group. The Committee has evaluated the performance metrics associated with STI and MTI. The Committee believes that the maximum achievement of these performance metrics will represent upper quartile company performance as compared to Deere’s peer group. Therefore, the Committee and management believe that upper quartile compensation for the Named Executives is in line with Deere’s performance.

     Direct compensation is the focus of the Committee’s annual review of compensation for the Named Executives. The following table summarizes the direct compensation elements awarded to Named Executives in fiscal 2008 using (a) the full grant date value for RSUs awarded in 2008; and (b) the full binomial value for stock options awards in 2008. Inclusion of the table is not intended to replace the Fiscal 2008 Summary Compensation Table, but rather to demonstrate how the Committee views the compensation awarded to Named Executives during the year and at the time equity awards are granted. Market data for most of the companies in Deere’s peer group is available using this methodology.

					Non-Equity
	Fiscal		Stock	Option	Incentive Plan	Total Direct
Name	Year	Salary	Awards	Awards	Compensation	Compensation
Robert W. Lane	2008	$1,435,545	$3,807,980	$3,588,470	$6,930,421	$15,762,416
	2007	$1,306,280	$3,505,059	$3,063,858	$6,393,070	$14,268,267
Michael J. Mack, Jr.	2008	$543,367	$722,018	$680,425	$1,930,241	$3,876,051
	2007	$515,646	$570,922	$499,048	$1,834,698	$3,420,314
Samuel R. Allen	2008	$578,205	$852,938	$803,743	$2,006,962	$4,241,848
	2007	$546,521	$783,385	$684,820	$1,877,143	$3,891,869
David C. Everitt	2008	$590,115	$861,288	$811,639	$2,008,179	$4,271,221
	2007	$552,299	$777,096	$679,294	$1,885,089	$3,893,778
James A. Israel*	2008	$438,950	$594,561	$560,288	$1,770,228	$3,364,027

*	Fiscal year 2008 is the first year that Mr. Israel met the criteria for inclusion in the executive compensation section of the proxy statement. Therefore, Mr. Israel’s data for fiscal 2008 is the only data included.

     Committee actions for each direct element of pay resulted in total direct compensation:
  slightly above the 75th percentile of Deere’s peer group for the CEO;
  slightly below the 75th percentile of Deere’s peer group for the CFO (due to time in position); and
  somewhat above, on average, the 75th percentile for the remaining Named Executives.

     Although the Committee has the authority to decrease or eliminate the STI and/or MTI awards, the Committee has not done so for fiscal 2008. The Committee recognizes individual fulfillment of duties through adjustments to base salary and awarding LTI within the approved ranges discussed above. The Committee reviews total direct compensation for each Named Executive and compares this compensation to the market position data of Deere’s peer group. This market position data takes into account the level of responsibility (including the level of sales volume) for the Named Executive’s operations.

     Total direct compensation for the CEO is higher than other Named Executives due to the CEO’s breadth of executive and operating responsibilities for the entire global enterprise and is supported by a comparison to Deere’s peer group. Deere has a practice of rotating individuals among the executive officer positions. Thus, while the market data for each position is a factor in reviewing total direct compensation, individual fulfillment of duties, development, time in position, experience and internal equity among Named Executives, other than the CEO, are also considered. The Committee does not target CEO compensation as a certain multiple of the compensation of the other Named Executives. However, Deere’s ratio of CEO total direct compensation as compared to the other Named Executives’ total direct compensation is generally comparable to the average ratio of similarly structured companies in Deere’s peer group.

     During the December 2008 meeting, in connection with the review and approval of total direct compensation, the Committee discussed the current negative economic conditions affecting some of Deere’s businesses and Deere’s stock price, which has declined recently in line with the stock performance of the S&P 500 Construction and Farm Machinery Index. As part of this review, the Committee noted that in fiscal 2008 Deere achieved its fifth consecutive year of record revenues and record net income. In addition, Deere met the maximum payout performance metrics for both the STI and MTI Plans for fiscal 2008 that were established in alignment with upper quartile performance at the beginning of the fiscal year.

     The fiscal 2008 STI awards apply only to Deere’s performance in fiscal 2008, which was also a record OROA performance year. By contrast, the MTI award paid for fiscal 2008 is calculated based on Deere’s cumulative SVA performance over the most recent four-year performance period, i.e.

fiscal years 2005 through 2008. Both the SVA earned during fiscal year 2008 and the cumulative SVA earned during the fiscal years 2005 through 2008 established new records. Moreover, as detailed in the foregoing section entitled “Mid-Term Incentive,” each fiscal year performance is part of the MTI calculations for four consecutive performance periods. Fiscal 2008 performance will be included in the calculations for the three MTI performance periods ending in fiscal 2009, fiscal 2010, and fiscal 2011.

     Based on these considerations, the Committee has determined that the fiscal 2008 STI award for Deere’s record performance in fiscal 2008 and the fiscal 2008 MTI award for Deere’s record performance over the four-year performance period from fiscal 2005 through fiscal 2008 are appropriate, despite current economic conditions.

Limitations on Deductibility of Compensation
     Section 162(m) of the IRC generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

     The Committee strives to provide Named Executives with compensation programs that will preserve the tax deductibility of compensation paid for Deere, to the extent reasonably practicable and to the extent consistent with Deere’s other compensation objectives. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though those programs may result in certain non-deductible compensation expenses.

Recoupment of Previously Paid Incentive Compensation
     In November 2007, the Committee adopted the Executive Incentive Award Recoupment Policy (“Recoupment Policy”). The Recoupment Policy applies to the recoupment of incentive compensation paid to or deferred by certain executives (including the Named Executives) if certain conditions are met. This policy applies if the Named Executive engaged in misconduct that:
  contributed to the need for a restatement of all or a portion of Deere’s financial statements filed with the SEC; or
  contributed to inaccurate operating metrics being used to calculate incentive compensation.

     Under the Recoupment Policy, if either of the above scenarios apply, there must also be a determination that the Named Executive’s incentive compensation would have been lower if the misconduct had not occurred.

Indirect Compensation Elements
     Following is additional information about each indirect compensation element:

Perquisites
     Various perquisites are offered to Named Executives that Deere and the Committee believe are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. The Committee periodically reviews the perquisites offered. For more information on the perquisites provided and to whom they apply, see footnote (6) to the Fiscal 2008 Summary Compensation Table. In addition to the items listed in this table, Named Executives, as well as other selected employees, are also provided with the following perquisites at no incremental cost: indoor parking, monitoring of home security systems and access to Deere-sponsored skyboxes at local venues for personal use when not needed for business purposes. Installation and maintenance costs of home security systems are the responsibility of the employee.

Retirement Benefits

Pension Benefits
     The Named Executives participate in the same range of pension benefits and are covered by the same plans (with the exception of the Officer Option discussed under Pension Benefits) on the same plan terms provided to most qualifying U.S. salaried employees (“Salaried Plan”). Deere has the following two additional defined benefit plans:
  The Senior Supplementary Pension Benefit Plan (“Supplementary Plan”), in which employees who earn more than the limits imposed by the IRC are eligible to participate.
  The John Deere Supplemental Pension Benefit Plan (“Supplemental Plan”) which is available to certain employees.

     The defined benefit plans serve as important retention tools, are designed to provide a level of competitive replacement income upon retirement and also serve as an additional reward for long-term employment. The Supplementary and Supplemental Plans increase participant retirement benefits above amounts available under the Salaried Plan. For additional information, see the Fiscal 2008 Pension Benefits Table along with the accompanying narrative and footnotes.

John Deere Savings and Investment Plan
     Deere offers a 401(k) plan that is a tax-qualified retirement savings plan, called the John Deere Savings and Investment Plan (“SIP”). The SIP is available to the majority of U.S. employees paid on the U.S. payroll system. Named Executives are eligible to participate in the SIP. Employee contributions to the SIP are made on a post-tax basis under the Roth 401(k) option and on a pre-tax basis for the other options. Participants who are under the traditional pension option (see “Pension Benefits” section below) can contribute up to 50% of their base salary to the SIP (excluding STI awards and subject to U.S. Internal Revenue Service (“IRS”) limitations). Participants who are under the contemporary pension option can contribute up to 50% of their base salary to the SIP (including STI awards and subject to IRS limitations). SIP participants over age 50 may contribute up to an additional 25% of base salary (and STI if the contemporary option was selected) subject to IRS limitations for catch-up contributions. Deere also makes matching contributions on up to six percent of an employee’s pay to participant SIP accounts. For both the traditional and contemporary match calculations, the fiscal year corporate composite OROA of the STI Plan (see the “Performance Metrics for STI” section above) is used for determining the level of actual company match for the participating employee’s SIP account for the following calendar year. For calendar 2008, the company match, reported under the “All Other Compensation” column of the Fiscal 2008 Summary Compensation Table, was as follows (stated as a percent of base salary):

Traditional	Contemporary	Contemporary
1% – 6%	First 2%	Next 4%
100%	300%	100%

Deferred Compensation Benefits
     Compensation may be deferred as follows:
  The John Deere Voluntary Deferred Compensation Plan is offered to certain executives, including Named Executives, by providing a longer-term savings opportunity on a tax-efficient basis;
  The John Deere Defined Contribution Restoration Plan is a nonqualified savings plan intended to restore contributions to the SIP that are limited by the IRS contribution limits for certain employees as described later; and
  Deferred RSUs are units that have vested, but are either restricted by the holding period or deferred at the election of the Named Executive.

     All deferred compensation benefits are offered to attract, retain and motivate employees and are commonly offered by companies with whom Deere competes for talent. See the “Nonqualified Deferred Compensation” section below for more details.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Potential Payments upon Change in Control
     Deere has had change in control agreements in place since 2000. In November 2007, the Board approved revisions to the change in control plan. The revisions included technical changes to comply with recent 409A regulations. In addition, the terms of the agreements were shortened from three years to two years but still allow for automatic extension at the end of the two year period. The change in control agreements are extended to certain executives including the Named Executives in the event of a change in control and a qualifying termination (commonly referred to as a “double trigger”). After review and consideration of the peer group data, the benefits provided in the change in control agreements were approved by the Committee. For more information, see Fiscal 2008 Potential Payments upon Change in Control and corresponding tables. The Committee believes that change in control agreements serve the following purposes:
  Encourage executives to act in the best interests of stockholders in evaluating a transaction that, without a change in control arrangement, could be personally detrimental;
  Keep executives focused on running the business in the face of real or rumored transactions;
  Protect the value of Deere by retaining key talent in the face of corporate changes;
  Include restrictive covenants (such as non-compete provisions) to protect the value of Deere after a change in control; and
  Aid in the attraction and retention of these executives as a competitive practice.

Other Potential Post Employment Payments
     Upon certain types of terminations of employment not related to a change in control, payments under various Deere policies and plans may be paid to Named Executives. These events and amounts are explained in the Fiscal 2008 Potential Payments upon Termination of Employment Other Than Following a Change in Control section below.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Deere’s proxy statement.

Arthur L. Kelly, Chair
Crandall C. Bowles
Vance D. Coffman
Clayton M. Jones
Antonio Madero B.
Richard B. Myers
David B. Speer

EXECUTIVE COMPENSATION TABLES

Fiscal 2008 Summary Compensation Table

     Deere is required to include the CEO, CFO and the next three highest paid executives in the Fiscal 2008 Summary Compensation Table. Fiscal 2008 is the first year that Mr. Israel met the criteria for inclusion in the Summary Compensation Table. Therefore Mr. Israel’s data for fiscal 2008 is the only data included.

								Change in
								Pension Value
								and Nonqualified
							Non-Equity	Deferred
							Incentive Plan	Compensation	All Other
		Salary	Stock Awards		Option Awards		Compensation	Earnings	Compensation
	Fiscal	($)	($)		($)		($)	($)	($)	Total
Name & Position	Year	(1)	(2)		(3)		(4)	(5)	(6)	($)
Robert W. Lane,	2008	$1,435,545	$3,933,231	(7)	$3,676,338	(7)	$6,930,421	$5,625,577	$442,490	$22,043,602
Chairman, President &	2007	$1,306,280	$5,134,780	(7)	$4,181,359	(7)	$6,393,070	$3,106,847	$381,086	$20,503,422
Chief Executive Officer
Michael J. Mack, Jr.,	2008	$543,367	$578,688		$525,045		$1,930,241	$57,187	$212,209	$3,846,738
Senior Vice President	2007	$515,646	$452,041		$418,310		$1,834,698	$99,629	$136,316	$3,456,640
Chief Financial Officer
Samuel R. Allen,	2008	$578,205	$1,674,702	(7)	$1,512,588	(7)	$2,006,962	$225,881	$193,050	$6,191,388
President, Worldwide	2007	$546,521	$821,824		$660,914		$1,877,143	$270,349	$154,444	$4,331,195
Construction & Forestry
David C. Everitt,	2008	$590,115	$889,344	(7)	$831,629	(7)	$2,008,179	$424,899	$72,152	$4,816,318
President,	2007	$552,299	$1,135,859	(7)	$930,154	(7)	$1,885,089	$373,182	$49,321	$4,925,904
Agricultural Division
James A. Israel,	2008	$438,950	$1,140,886	(7)	$1,036,048	(7)	$1,770,228	$80,737	$63,941	$4,530,790
President, Credit

(1)	Includes amounts deferred by the Named Executive under the John Deere Voluntary Deferred Compensation Plan. For salary amounts deferred in fiscal 2008, see amounts listed in the first column of the Fiscal 2008 Deferred Compensation Table corresponding with “Deferred Plan.”

(2)	Represents the amount recognized for financial statement reporting purposes with respect to outstanding RSUs in accordance with FAS 123R. The assumptions made in valuing RSUs reported in this column are discussed in Note 24, “Stock Option and Restricted Stock Awards” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2008. See the Fiscal 2008 Grants of Plan-Based Awards table for the full fair value of RSUs granted in 2008. RSUs are valued using the full value grant price as of the grant date and this value does not correspond to the actual value that will be realized by the Named Executives. The RSUs included in this table vest after three years. RSUs granted in fiscal 2004-2007 must be held for at least five years from the grant date before they are converted to Deere common stock. The RSUs granted in fiscal 2008 must be held until retirement or other permitted termination of employment. RSU grants are discussed in the “Long-Term Incentive” section of the CD&A under “Elements of Executive Compensation.” Except as described in footnote (7) below, the compensation cost of RSUs is recognized on a straight-line basis over the three-year vesting period. In accordance with SEC rules, the amounts shown exclude the potential impact of estimated forfeitures related to service-based vesting conditions.

(3)	Represents the amount recognized for financial statement reporting purposes with respect to outstanding option awards in accordance with FAS 123R. Deere uses a binomial lattice option pricing model to calculate option value and this value does not correspond to the actual value that may be realized by the Named Executives. Except as described in footnote (7) below, the compensation cost of the stock options that vest is recognized on a straight-line basis over the three-year vesting period. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the binomial lattice option pricing model are described in Note 24, “Stock Option and Restricted Stock Awards” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2008. See the Fiscal 2008 Grants of Plan-Based Awards table for the full fair value of options granted in 2008. Option grants are discussed in the “Long-Term Incentive” section of the CD&A under “Elements of Executive Compensation.”

(4)	Non-equity incentive plan compensation includes cash awards under the STI plan and the MTI plan. See the CD&A under “Elements of Executive Compensation” for a more detailed description of STI and MTI awards. Cash awards earned for the performance period ending in fiscal 2008 were paid to Named Executives on December 15, 2008, unless deferred under the Voluntary Deferred Compensation Plan.

The following table shows the awards earned under the STI and MTI plans:

		STI (a)			MTI (b)
			Actual		Target	Actual		Total Non-
		Target	Performance		Award as %	Performance		Equity Incentive
	Fiscal	Award as %	as % of	Award	of Median	as % of	Award	Plan
Name	Year	of Salary	Target	Amount	Salary	Target	Amount	Compensation
Robert W. Lane	2008	125%	200%	$3,588,863	160%	200%	$3,341,558	$6,930,421
	2007	110%	200%	$2,873,816	160%	200%	$3,519,254	$6,393,070
Michael J. Mack, Jr.	2008	85%	200%	$906,228	123%	200%	$1,024,013	$1,930,241
	2007	70%	200%	$708,182	123%	200%	$1,126,516	$1,834,698
Samuel R. Allen	2008	85%	200%	$982,949	123%	200%	$1,024,013	$2,006,962
	2007	70%	200%	$750,627	123%	200%	$1,126,516	$1,877,143
David C. Everitt	2008	85%	200%	$984,166	123%	200%	$1,024,013	$2,008,179
	2007	70%	200%	$758,573	123%	200%	$1,126,516	$1,885,089
James A. Israel	2008	85%	200%	$746,215	123%	200%	$1,024,013	$1,770,228

(a)	Based on actual Deere performance, as discussed in the CD&A under “Fiscal 2008 Performance Results for STI,” the Named Executives earned an STI award equal to 200% of their annual target bonus opportunity for fiscal 2008 (125% for Mr. Lane and 85% for the other Named Executives). An STI award equal to 200% of the annual target bonus opportunity was earned in fiscal 2007.

(b)	Based on actual Deere performance, as discussed in the CD&A under “Fiscal 2008 Performance Results for MTI,” the Named Executives earned an MTI award equal to 200% of the target opportunity. An MTI award equal to 200% of the annual target bonus opportunity was earned in fiscal 2007.

(5)	The following table shows the change in pension value and above-market earnings on nonqualified deferred compensation during the fiscal year. The footnotes below describe how the amounts were calculated.

			Nonqualified
			Deferred
		Change in	Compensation
		Pension Value	Earnings
Name	Fiscal Year	(a)	(b)	Total
Robert W. Lane	2008	$5,547,750	$77,827	$5,625,577
	2007	$2,984,816	$122,031	$3,106,847
Michael J. Mack, Jr.	2008	$45,128	$12,059	$57,187
	2007	$86,198	$13,431	$99,629
Samuel R. Allen	2008	$202,133	$23,748	$225,881
	2007	$242,969	$27,380	$270,349
David C. Everitt	2008	$401,728	$23,171	$424,899
	2007	$336,851	$36,331	$373,182
James A. Israel	2008	$80,737	$—	$80,737

(a)	Represents the change in the actuarial present value of each Named Executive’s accumulated benefit under all defined benefit plans from October 31, 2007, to October 31, 2008. The pension value calculations in the table above use the same assumptions as used in the U.S. pension plan valuations for financial reporting purposes. For more information on the assumptions, see footnote (4) under the Fiscal 2008 Pension Benefits Table.

(b)	Represents above-market earnings on compensation that is deferred by the Named Executives under Deere’s nonqualified deferred compensation plans. Above-market earnings represent the difference between the interest rate used to calculate earnings under the plan (prime rate plus 2%) and 120% of the applicable federal long-term rate prescribed by the IRC. See the Fiscal 2008 Deferred Compensation Table for additional information.

(6)	The following table provides details about each component of the “All Other Compensation” column in the Fiscal 2008 Summary Compensation Table.

								Company
		Personal						Contributions
		Use of						to Defined
		Company	Financial	Medical	Misc			Contribution
		Aircraft	Planning	Exams	Perquisites	Tax Gross Ups		Plans	Total All Other
Name	Year	(a)	(b)	(c)	(d)	(e)		(f)	Compensation
Robert W. Lane	2008	$401,732	$15,000	$8,674	$1,584	$—		$15,500	$442,490
	2007	$324,825	$15,000	$10,154	$9,900	$5,707	(4)	$15,500	$381,086
Michael J. Mack, Jr.	2008	$30,701	$10,000	$5,556	$22,490	$19,216	(1)	$124,246	$212,209
	2007	$4,548	$10,000	$—	$8,868	$9,108	(4)	$103,792	$136,316
Samuel R. Allen	2008	$1,044	$6,207	$3,037	$24,507	$25,099	(1)	$133,156	$193,050
	2007	$6,923	$5,823	$—	$8,323	$9,419	(1), (4)	$123,956	$154,444
David C. Everitt	2008	$—	$—	$3,433	$30,593	$22,626	(1)	$15,500	$72,152
	2007	$4,294	$5,000	$2,374	$9,086	$13,067	(1), (4)	$15,500	$49,321
James A. Israel	2008	$—	$10,000	$—	$20,113	$18,328	(1)	$15,500	$63,941

(a)	In August 2006, the Board voted to require the CEO to use Deere aircraft for all business and personal travel. Personal use by other Named Executives is minimal. Any personal travel by the Named Executives individually or accompanied by their family members on Deere aircraft must be approved by the CEO. Per IRS regulations, the Named Executives recognize imputed income on the personal use at rates established by the IRS. For SEC purposes, the cost of personal use of Deere aircraft is calculated based on the incremental cost to Deere. To determine the incremental cost, Deere calculates the variable costs based on usage which includes fuel costs and trip-related maintenance on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew expenses and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance not related to trips are excluded.

	(b)	This column contains amounts Deere paid for financial planning assistance on behalf of the Named Executives. The CEO may receive up to $15,000 of assistance and the other Named Executives may receive up to $10,000.

	(c)	This column contains the amounts Deere paid for annual medical exams for Named Executives.

	(d)	Miscellaneous perquisites include other personal benefits received by the Named Executive including company-provided car washes, participation in a staff retreat which included spouses in fiscal 2007, spouse attendance at a board meeting in fiscal 2008, and drive-by surveillance and response to alarms of certain Named Executive’s residences by Deere’s Corporate Security Staff. Company-provided car washes have been discontinued for fiscal 2009.

	(e)	Tax gross ups are provided when expenses are incurred for business purposes, but applicable tax rules result in imputed income to the employee. Tax gross ups for any Named Executive may include:

(1) Tax reimbursements on income imputed for spousal travel when required for business reasons;

(2) Tax reimbursements associated with overseas assignments. Deere’s policy is that an employee will not incur excess taxes for an overseas assignment. Accordingly, the employee’s taxes are equalized to ensure that the employee does not incur additional out-of-pocket tax expense;

(3) Tax reimbursement for income imputed to the employee on reimbursed moving expenses; and

(4) Tax reimbursement on income imputed for staff retreats.

	(f)	Deere makes contributions to the John Deere Savings and Investment Plan (“SIP”) for all employees. Deere also credits contributions to the Deere Defined Contribution Restoration Plan for all employees covered by the Contemporary Option under the tax-qualified pension plan. Mr. Allen and Mr. Mack are both covered by the Contemporary Option. For fiscal 2008, the amount contributed by Deere to the SIP for Named Executives is about 0.09% of the total amount contributed for all participating salaried employees.

(7)	Deere adopted FAS 123R in fiscal 2006 on a prospective basis. The current year’s awards for Mr. Lane, Mr. Allen, Mr. Everitt and Mr. Israel were fully expensed for purposes of FAS 123R because they are eligible for retirement in fiscal 2008. This accounting treatment is required under FAS 123R for awards that are treated as vested at grant. Employees retain their awards upon retirement. Mr. Allen and Mr. Israel became eligible for retirement during fiscal 2008; therefore FAS 123R requires that the expensing of their stock awards and options granted in prior years be accelerated and fully expensed in the year they become retirement eligible. Mr. Lane and Mr. Everitt became eligible for retirement prior to fiscal 2007.

Fiscal 2008 Grants of Plan-Based Awards

     The following table provides additional information regarding fiscal 2008 grants of RSU and stock option awards under the Omnibus Plan, and the potential range of awards that were approved in fiscal 2008 under STI and MTI for payout in future years. The footnotes below detail the performance period covered by these awards. These awards are further described in the CD&A under “Elements of Executive Compensation.”

							All Other	All Other
							Stock	Option
							Awards:	Awards:	Exercise
							Number of	Number of	or Base		Grant Date
				Estimated Future Payouts Under Non-			Shares of	Securities	Price of		Fair Value of
				Equity Incentive Plan Awards			Stock or	Underlying	Option	Closing	Stock and
				(2)			Units	Options	Awards	Price on	Option Awards
	Grant Date	Committee	Award	Threshold	Target	Maximum	(#)	(#)	($ / Sh)	Grant	($)
Name	(1)	Action Date	Type	($)	($)	($)	(3)	(4)	(5)	Date	(6)
Robert W. Lane	11/27/2007	11/27/2007	STI	$897,216	$1,794,431	$3,588,863
	11/27/2007	11/27/2007	MTI	$1,100	$1,967,016	$3,934,032
	12/5/2007	11/27/2007	RSUs				42,873				$3,807,980
	12/5/2007	11/27/2007	Options					128,619	$88.82	$88.90	$3,588,470
			Totals	$898,316	$3,761,447	$7,522,895	42,873	128,619			$7,396,450
Michael J. Mack, Jr.	11/27/2007	11/27/2007	STI	$226,557	$453,114	$906,228
	11/27/2007	11/27/2007	MTI	$400	$602,788	$1,205,576
	12/5/2007	11/27/2007	RSUs				8,129				$722,018
	12/5/2007	11/27/2007	Options					24,388	$88.82	$88.90	$680,425
			Totals	$226,957	$1,055,902	$2,111,804	8,129	24,388			$1,402,443
Samuel R. Allen	11/27/2007	11/27/2007	STI	$245,737	$491,474	$982,949
	11/27/2007	11/27/2007	MTI	$400	$602,788	$1,205,576
	12/5/2007	11/27/2007	RSUs				9,603				$852,938
	12/5/2007	11/27/2007	Options					28,808	$88.82	$88.90	$803,743
			Totals	$246,137	$1,094,262	$2,188,525	9,603	28,808			$1,656,681
David C. Everitt	11/27/2007	11/27/2007	STI	$246,041	$492,083	$984,166
	11/27/2007	11/27/2007	MTI	$400	$602,788	$1,205,576
	12/5/2007	11/27/2007	RSUs				9,697				$861,288
	12/5/2007	11/27/2007	Options					29,091	$88.82	$88.90	$811,639
			Totals	$246,441	$1,094,871	$2,189,742	9,697	29,091			$1,672,927
James A. Israel	11/27/2007	11/27/2007	STI	$186,554	$373,108	$746,215
	11/27/2007	11/27/2007	MTI	$400	$602,788	$1,205,576
	12/5/2007	11/27/2007	RSUs				6,694				$594,561
	12/5/2007	11/27/2007	Options					20,082	$88.82	$88.90	$560,288
			Totals	$186,954	$975,896	$1,951,791	6,694	20,082			$1,154,849

(1)	For the non-equity incentive plan awards, the grant date is the date the Committee approved the range of the estimated potential future payouts for the performance periods noted under footnote (2) below. For equity awards, the grant date is seven calendar days after the regularly scheduled Board meeting following the end of the fiscal year.

(2)	These columns show the range of potential payouts under the STI and MTI plans.

     The performance period for STI in this table covers November 1, 2007, to October 31, 2008. For the range of awards approved by the Committee for fiscal 2008, see “Approval of STI Rates” in the CD&A. For actual performance between minimum, target and maximum, the STI award earned is prorated on a straight-line basis.

     The range of MTI awards is for the four-year performance period beginning fiscal 2008, which started on November 1, 2007, and will end on October 31, 2011. For the range of awards approved by the Committee for fiscal 2008, see “Approval of MTI Rates” in the CD&A. No awards will be paid unless Deere generates at least $1 million of SVA for a performance period. The target MTI award will be earned if $2,075 million of SVA is generated and the maximum

MTI award will be earned if $4,150 million or more of SVA is generated during the performance period. The amounts in the table represent potential MTI awards assuming no change in the number of MTI participants and no change in the Named Executives’ salaries. The actual MTI awards will depend upon the following factors during the relevant performance period:

  Deere’s actual performance;
  the actual number of participants sharing in the SVA allocated to the MTI participants for the relevant performance period;
  the median of the Named Executive’s salary grade as of September 30 in year three of the four-year performance period; and
  the MTI rates approved by the Committee.

(3)	Represents the number of RSUs granted in December 2007. RSUs will vest three years after the grant date, but must be held until retirement or other permitted termination of employment before they are settled in Deere common stock. The accounting expense recognized by Deere for these awards during fiscal 2008 is included in the “Stock Awards” column of the Fiscal 2008 Summary Compensation Table. Prior to settlement, each RSU entitles the individual to receive payments from Deere equal to any quarterly dividends that Deere pays on one share of its common stock. Dividend equivalent payments are paid in cash at the same time as dividends are paid on Deere’s common stock. The following table calculates the number of RSUs and stock options awarded:

	Robert W. Lane	Michael Mack, Jr.	Samuel R. Allen	David C. Everitt	James A. Israel
Base Salary, as of 30 September 2007	$1,314,996	$509,700	$538,704	$543,996	$419,700
x LTI Factor	17.375	8.5	9.5	9.5	8.5
	$22,848,056	$4,332,450	$5,117,688	$5,167,962	$3,567,450
÷ Grant Price	$88.82	$88.82	$88.82	$88.82	$88.82
Number of options/shares to be delivered	257,239	48,777	57,618	58,184	40,164

x Rate of RSUs to be delivered	50%	50%	50%	50%	50%
÷ Conversion Rate	3	3	3	3	3
Number of RSUs delivered	42,873	8,129	9,603	9,697	6,694

x Rate of options to be delivered	50%	50%	50%	50%	50%
Number of stock options to be delivered	128,619	24,388	28,808	29,091	20,082

(4)	Represents the number of options granted during fiscal 2008 in December 2007. See footnote (3) above for calculation of the number of options awarded. These options vest in approximately three equal installments on the first, second and third anniversaries of the grant date. The accounting expense recognized by Deere for these awards during fiscal 2008 is included in the Fiscal 2008 Summary Compensation Table, under the column “Option Awards.”

(5)	The exercise price is the average of the high and low price of Deere common stock on the NYSE on the grant date.

(6)	Represents the full grant date fair value of RSUs and options granted to the Named Executives in fiscal 2008 valued under FAS 123R. Generally, the full value is the amount that Deere would expense in its financial statements over the award’s vesting period. For RSUs, fair value is the market value of the underlying stock on the grant date (which is the same as the exercise price in column (5) for stock options). For options, the fair value on the grant date was $27.90, which was calculated using the binomial lattice option pricing model. For additional information on the valuation assumptions, refer to Note 24, “Stock Option and Restricted Stock Awards” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2008. These amounts reflect Deere’s accounting expense for these awards over the vesting period and do not correspond to the actual value that may be realized by the Named Executives.

Outstanding Equity Awards at Fiscal 2008 Year-End

     The following table itemizes outstanding options and RSUs held by the Named Executives as of October 31, 2008.

		Option Awards						Stock Awards
		Number of	Number of					Number
		Securities	Securities					of Shares	Market Value
		Underlying	Underlying	Total Number				or Units of	of Shares or
		Unexercised	Unexercised	of Securities		Market Value		Stock That	Units of Stock
		Options	Options	Underlying	Option	of Unexercised	Option	Have Not	That Have Not
		Exercisable	Unexercisable	Unexercised	Exercise	Options	Expiration	Vested	Vested
		(#)	(#)	Options	Price	($)	Date	(#)	($)
Name	Grant Date	(1)	(1)	(#)	($)	(2)	(3)	(4)	(5)
Robert W. Lane	10-Dec-03	190,512		190,512	$30.82	$1,474,563	10-Dec-13
	8-Dec-04	320,000		320,000	$34.69	$1,240,000	8-Dec-14		$—
	7-Dec-05	201,067	99,033	300,100	$34.44	$1,236,412	7-Dec-15	100,032	$3,857,234
	6-Dec-06	73,906	143,466	217,372	$48.38	$—	6-Dec-16	72,456	$2,793,903
	5-Dec-07		128,619	128,619	$88.82	$—	5-Dec-17	42,873	$1,653,183
		785,485	371,118	1,156,603		$3,950,975		215,361	$8,304,320
Michael J. Mack, Jr.	7-Dec-05	1	13,677	13,678	$34.44	$56,353	7-Dec-15	13,814	$532,668
	6-Dec-06	12,038	23,368	35,406	$48.38	$—	6-Dec-16	11,802	$455,085
	5-Dec-07		24,388	24,388	$88.82	$—	5-Dec-17	8,129	$313,454
		12,039	61,433	73,472		$56,353		33,745	$1,301,207
Samuel R. Allen	7-Dec-05	1	19,921	19,922	$34.44	$82,079	7-Dec-15	20,120	$775,827
	6-Dec-06	304	32,067	32,371	$48.38	$—	6-Dec-16	16,194	$624,441
	5-Dec-07		28,808	28,808	$88.82	$—	5-Dec-17	9,603	$370,292
		305	80,796	81,101		$82,079		45,917	$1,770,560
David C. Everitt	7-Dec-05	1	20,309	20,310	$34.44	$83,677	7-Dec-15	20,512	$790,943
	6-Dec-06	1	31,809	31,810	$48.38	$—	6-Dec-16	16,064	$619,428
	5-Dec-07		29,091	29,091	$88.82	$—	5-Dec-17	9,697	$373,916
		2	81,209	81,211		$83,677		46,273	$1,784,287
James A. Israel	7-Dec-05		12,948	12,948	$34.44	$53,346	7-Dec-15	13,078	$504,288
	6-Dec-06	11,396	22,124	33,520	$48.38	$—	6-Dec-16	11,172	$430,792
	5-Dec-07		20,082	20,082	$88.82	$—	5-Dec-17	6,694	$258,121
		11,396	55,154	66,550		$53,346		30,944	$1,193,201

(1)	Options generally become vested and exercisable in approximately three equal installments on the first, second and third anniversaries of the grant date.

(2)	The amount shown represents the number of options that have not been exercised (vested and unvested) multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2008, which was $38.56 and the option exercise price.

(3)	Options expire ten years from the grant date.

(4)	RSUs generally vest three years from the grant date. RSUs granted in fiscal 2008 must be held until retirement or other permitted termination of employment before they are settled in Deere common stock. RSUs granted in fiscal years 2007 and 2006 must be held for at least five years from the grant date. RSUs that have vested, but have not been settled in Deere common stock are included on the Fiscal 2008 Deferred Compensation Table.

(5)	The amount shown represents the number of RSUs that have not vested multiplied by the closing price for Deere common stock on the NYSE on October 31, 2008, which was $38.56.

Fiscal 2008 Option Exercises and Stock Vested

     The following table provides information regarding option exercises and vesting of RSUs for each Named Executive during fiscal 2008. These options and stock awards were granted in prior fiscal years and are not related to performance in fiscal 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
	(#)	($)	(#)	($)
Name	(1)	(2)	(3)	(4)
Robert W. Lane	707,472	$41,041,550	130,000	$11,454,300
Michael J. Mack, Jr.	39,560	$2,008,371	9,528	$839,512
Samuel R. Allen	190,069	$9,122,819	28,564	$2,516,774
David C. Everitt	60,716	$3,028,610	29,120	$2,565,763
James A. Israel	23,700	$1,268,331	8,686	$765,323

(1)	Represents the total number of shares which were exercised before any withholding of shares to pay the exercise price and taxes.

(2)	Value realized on exercise represents taxable compensation based on the closing price of Deere common stock on the NYSE upon exercise minus the exercise price.

     The following table details for each option the grant date, the number of shares, and value realized on options exercised.

		Number of Shares
		Acquired on	Value Realized on
		Exercise	Exercise
Name	Grant Date	(#)	($)
Robert W. Lane	12-Dec-01	103,446	$6,363,481
	11-Dec-02	424,538	$25,372,514
	10-Dec-03	179,488	$9,305,555
		707,472	$41,041,550
Michael J. Mack, Jr.	8-Dec-04	11,794	$613,977
	7-Dec-05	27,766	$1,394,394
		39,560	$2,008,371
Samuel R. Allen	10-Dec-03	62,000	$3,049,830
	8-Dec-04	71,412	$3,426,371
	7-Dec-05	40,442	$2,003,211
	6-Dec-06	16,215	$643,407
		190,069	$9,122,819
David C. Everitt	8-Dec-04	24,024	$1,263,638
	7-Dec-05	20,308	$1,112,032
	6-Dec-06	16,384	$652,940
		60,716	$3,028,610
James A. Israel	8-Dec-04	10,752	$555,932
	7-Dec-05	12,948	$712,399
		23,700	$1,268,331

(3)	Represents the number of RSUs that vested during fiscal 2008. These RSUs were granted in December 2004 and vested on December 8, 2007. Although they are vested, these RSUs will not be settled in Deere common stock until December 2009, when the five-year holding period expires.

(4)	Represents the number of RSUs vested multiplied by the closing price ($88.11) of Deere common stock on the NYSE as of the vesting date.

Pension Benefits

     The Named Executives are eligible to participate in Deere pension plans that provide benefits based on years of service and pay. Pension benefits are provided under a qualified defined benefit pension plan called the John Deere Pension Plan for Salaried Employees (the “Salaried Plan”) and two nonqualified pension plans called the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Supplemental Plan”).

     In 1996, Deere introduced a new pension option under the Salaried Plan known as the “Contemporary Option.” At that time, participants were given the choice between remaining in the existing Salaried Plan option known as the “Traditional Option” or choosing the new Contemporary Option. New employees hired after 1996 automatically participate in the Contemporary Option.

Salaried Plan
     The Salaried Plan is a qualified plan subject to certain IRC limitations on benefits and is subject to the Employee Retirement Income Security Act. Deere makes contributions to, and benefits are paid from, a tax-exempt pension trust. The two pension options, Traditional and Contemporary, provided by the Salaried Plan can be summarized as follows:

Traditional Option
     The Traditional Option pension benefit is based on a formula that calculates a retirement benefit using service credit, “Final Average Pay” as defined below, and a multiplier. Generally, Final Average Pay is the participant’s aggregate salary (up to IRC limits) for the last 60 months prior to retirement divided by 60, unless the last 60 months is not the participant’s highest earnings. In that case, the Final Average Pay would be calculated using the participant’s five highest consecutive anniversary years of earnings.

The formula for calculating monthly pension benefits under the qualified Traditional Option is:

     Final Average Pay (up to IRC limits)
     x Years of Service
     x 1.5%

     Eligibility to retire with unreduced pension benefits under the Traditional Option is based on age and years of service. Participants who are age 60 with ten or more years of service, or who are age 65 with five or more years of service, receive unreduced pension benefits.

Under the Traditional Option, early retirement eligibility occurs upon the earlier of:

          1) having 30 years of service;
          2) the sum of the participant’s years of service and age equals 80 or more; or
          3) reaching age 60 or more with ten years of service.

     Pension amounts are reduced 4% for each year that retirement benefits are received before age 60. Named Executives who are eligible to retire early under the Traditional Option are Mr. Lane, Mr. Everitt and Mr. Israel.

Contemporary Option
     Under the Contemporary Option, “Career Average Pay” replaces Final Average Pay in computing retirement benefits. Career Average Pay is calculated using salary plus STI (up to IRC limits). For participants electing the Contemporary Option, the transition to Career Average Pay includes salary and STI awards from 1992 through 1997 plus all subsequent salary and STI award payments until retirement. For salaried employees participating in this option, Deere makes enhanced contributions to the employee’s 401(k) retirement savings account.

     The formula for calculating benefits under the qualified Contemporary Option is:

          Career Average Pay (up to IRC limits)
          x Years of Service
          x 1.5%

     Eligibility to retire with unreduced benefits under the Contemporary Option occurs at age 67 for all employees hired after 1996. For employees hired before 1997, the unreduced benefits age is based on years of service as of January 1, 1997 and ranges from ages 60 to 67.

     For employees hired before 1997 who were not eligible to retire on January 1, 1997, and employees hired after 1996, early retirement eligibility under the Contemporary Option is the earlier of:

          1) age 55 with ten or more years of service; or
          2) age 65 with five or more years of service.

     Pension payments are reduced 4% for each year the employee is younger than the unreduced benefits age at retirement. Mr. Allen is the only Named Executive currently eligible to retire under the Contemporary Option.

Supplementary Plan
     The Supplementary Plan is an unfunded, nonqualified excess defined benefit plan, which provides additional pension benefits in a comparable amount to those benefits that the participant would have received under the Salaried Plan in the absence of IRC limitations. Benefit payments for the Supplementary Plan are made from the assets of Deere.

     The formula used to calculate the benefit payable under the Supplementary Plan is the same as that used under the Salaried Plan, except that eligible earnings include only amounts above IRC qualified plan limits. The formulas can be summarized as follows:

     Traditional Option
          Final Average Pay (above IRC limits)
          x Years of Service
          x 1.5%

     Contemporary Option
          Career Average Pay (above IRC limits)
          x Years of Service
          x 1.5%

Supplemental Plan
     The Supplemental Plan is an unfunded, nonqualified supplemental retirement plan for certain executives, including all Named Executives. There also is a specified list of officers who, as of November 1, 1996, are eligible for the Officer Option under the Supplemental Plan. Benefit payments for the Supplemental Plan are made from the assets of Deere.

     The formulas for calculating benefits under the Supplemental Plan for each pension option can be summarized as follows:

     Contemporary Option
          Career Average Pay
          x Years of Service as grade 13 and above beginning 1 January 1997
          x 0.5%

Traditional Option
     The Supplemental Plan benefit under the Traditional Option is derived by subtracting the value of the Traditional Option (Salaried Plan plus Supplementary Plan) from the value of the Contemporary Option (Salaried Plan, Supplementary Plan plus Supplemental Plan) had it been chosen. If this amount is positive, the Named Executive will receive this additional amount as a Supplemental Plan benefit.

Officer Option
     The Officer Option was closed to new entrants in 1996. Moreover, there are only two remaining active officers eligible for the Officer Option, one of whom is Mr. Lane. The Officer Option is available to Mr. Lane only if he retires after age 60. Generally, the benefit consists of an additional one-half percent of pension eligible earnings for the number of years the participant served as an officer of Deere. The amount disclosed in the Pension Benefits Table will continue to significantly increase for Mr. Lane as he approaches and reaches age 60.

The formula for the Officer Option is as follows:

     Officer Average Pay (as defined below)
     x Years of Service as a non-officer
     x 1.5%
          plus
     Officer Average Pay
     x Years of Service as an officer
     x 2.0%
          less

     Traditional Option benefit (Salaried Plan plus Supplementary Plan)

     Officer Average Pay consists of the average of the highest five years of salary (not necessarily consecutive) of the last ten years of service, plus the higher of the target or actual STI awards received.

Fiscal 2008 Pension Benefits Table

			Number of	Present
		Assumed	Years of	Value of
		Retirement	Credited	Accumulated	Annual
		Age	Service	Benefit	Benefits
	Plan Name	(#)	(#)	($)	($)
Name	(1)	(2)	(3)	(4)	(5)
Robert W. Lane	Salaried Plan	60	26.8	$809,091	$85,330
Traditional Option	Supplementary Plan	60	26.8	$5,532,371	$398,156
with Officer Option	Supplemental Plan	60	12.8	$16,117,848	$1,159,976
	Total			$22,459,310	$1,643,462
Michael J. Mack Jr.	Salaried Plan	65	22.3	$179,853	$54,420
Contemporary Option	Supplementary Plan	65	22.3	$395,376	$85,495
	Supplemental Plan	65	11.8	$110,473	$24,712
	Total			$685,702	$164,627
Samuel R. Allen	Salaried Plan	63	33.4	$458,644	$85,309
Contemporary Option	Supplementary Plan	63	33.4	$1,376,028	$179,654
	Supplemental Plan	63	11.8	$226,146	$31,275
	Total			$2,060,818	$296,238
David C. Everitt	Salaried Plan	60	33.4	$811,037	$106,265
Traditional Option	Supplementary Plan	60	33.4	$1,594,327	$142,284
	Supplemental Plan	63	11.8	$344,932	$44,619
	Total			$2,750,296	$293,168
James A. Israel	Salaried Plan	60	29.8	$526,981	$94,870
Traditional Option	Supplementary Plan	60	29.8	$552,561	$67,800
	Supplemental Plan	64	11.8	$167,342	$32,957
	Total			$1,246,884	$195,627

(1)	Benefits are provided under the Salaried Plan, the Supplementary Plan and the Supplemental Plan as described in the narrative preceding the table.

(2)	The assumed retirement age is the earliest age at which the Named Executive could retire without any benefit reduction due to age or normal retirement age, if earlier.

(3)	Years and months of service credit under each plan as of October 31, 2008. The years of credited service are equal to years of service with Deere for the Salaried and Supplementary Plan. Service credit under the Supplemental Plan, with the exception of the Officer Option, is based on service as a grade 13 or above, beginning January 1, 1997. For the Officer Option, service is based on time as an officer eligible for this plan.

(4)	The actuarial present value of the accumulated benefit is shown as of October 31, 2008, and is provided as a straight-life annuity for the qualified pension plan and a lump sum for nonqualified pension plan benefits. Pension benefits are not reduced for any social security benefits or other offset amounts that the Named Executive may receive.

An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Actual benefit present values will vary from these estimates depending on many factors, including a Named Executive’s actual retirement age.

The following assumptions were used to calculate the present value of the accumulated benefit. References to the assumptions used in fiscal 2007 are included below because the change in the accumulated benefit from fiscal 2007 to fiscal 2008 is included in the Fiscal 2008 Summary Compensation Table under the column “Change in Pension Value”:

  each of the Named Executives continues as an executive until the earliest age at which they could retire without any benefit reduction due to age or normal retirement age, whichever is earlier, as defined in the Salaried Plan;
  present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 8.35% for fiscal 2008 and 6.30% for fiscal 2007;
  benefits subject to a lump sum distribution were determined using an interest rate of 4.27% for fiscal 2008 and 4.80% for fiscal 2007;
  the mortality table used for the qualified plan was the RP2015 table for fiscal 2008 and RP2014 table for fiscal 2007 published by the IRS;
  the mortality table used for the nonqualified plans for lump sum payments for fiscal 2008 was the RP2015 table and for fiscal 2007 was the 94GAR table published by IRS; and
  pensionable earnings is calculated for each fiscal year just completed using base pay as an estimate (3.5% over the prior year) with no future increase and the STI bonus as an estimate at target. Pensionable earnings for prior years is calculated based on actual base pay and actual STI earned for prior years.

(5)     Represents the estimated annual benefit amounts under each plan.

Nonqualified Deferred Compensation

      The Fiscal 2008 Deferred Compensation Table below shows information about three programs:

1)	the John Deere Voluntary Deferred Compensation Plan (“Deferred Plan”), a nonqualified deferred compensation plan;
2)	the John Deere Defined Contribution Restoration Plan (“DCRP”), a nonqualified savings plan; and
3)	deferred RSUs.

Deferred Plan
     Under the Deferred Plan, through fiscal 2008, Named Executives could defer any part (in 5% increments up to 95%) of their cash compensation, which includes salary, STI and MTI. For deferrals elected in fiscal 2008, up to 70% of salary may be deferred and STI and MTI awards may be deferred up to 95%. On the first day of each calendar quarter, the balance in the accounts under the Deferred Plan is credited with interest at the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2%, as of the last day of the preceding quarter. For fiscal 2008, the rates paid ranged between 7.0% and 9.5%.

     An election to defer salary must be made prior to the beginning of the calendar year in which deferral occurs. An election to defer STI must be made prior to the beginning of the fiscal year upon which the award is based. An election to defer MTI must be made prior to the close of the fiscal year preceding the calendar year of payment. Participants may elect to receive the deferred funds in a lump sum or in equal annual installments not to exceed ten years. Distribution must be completed within ten years following retirement. All deferral elections and associated distribution schedules are irrevocable. This plan is unfunded and participant accounts are at risk in the event of the company’s bankruptcy.

DCRP
     The DCRP is designed to allow executives participating in Deere’s Contemporary Option to defer employee contributions and receive employer matching contributions on up to 6% of eligible earnings that are otherwise limited by the IRC. For DCRP purposes, eligible earnings include salary,

STI and commission compensation. None of the Named Executives receive commission compensation. The 401(k) deferral percentage selected by the employee in place each October 31st is used during the following calendar year to calculate the DCRP employee contribution. This plan is unfunded and participant accounts are at risk in the event of the company’s bankruptcy.

     Two investment options are available under the DCRP: the prime rate, as determined by the Federal Reserve Statistical Release for the prior month, plus 2%; or a rate of return based on the S&P 500 Index for the prior month. Participants may choose either investment option for any portion of their account. Participants can change investment options each calendar year. During fiscal 2008, the annualized rates of return under the two options were as follows:

Earnings Under Investment Options
	Prime plus 2%	S&P 500 Index
November-07	9.75%	34.10%
December-07	9.52%	-59.44%
January-08	9.33%	12.98%
February-08	9.08%	-81.50%
March-08	8.04%	-20.79%
April-08	7.66%	-33.59%
May-08	7.25%	48.78%
June-08	7.02%	28.68%
July-08	7.00%	-53.00%
August-08	7.00%	-75.08%
September-08	7.00%	23.04%
October-08	7.00%	-60.42%

     Distribution options for participants eligible for retirement as of December 31, 2005, who made an election prior to December 31, 2005, consist of a single lump sum payment, a specified dollar amount each year, or decrementing withdrawals over a specified number of years. For all other participants, distribution options consist of a lump sum distribution one year following the date of separation, or, in the case of retirement, five annual installments, beginning one year following the retirement date.

Deferred RSUs
     There are two scenarios under which deferred RSUs can appear in the following table:

  After RSUs are vested, generally three years from the grant date, they must be held for a restriction period as follows:
Grant Date	Date Vested	Restriction Period
December 2002	December 2005	Retirement or no longer active employee
December 2003	December 2006	Five years (December 2008)
December 2004	December 2007	Five years (December 2009)

  For RSUs granted starting in December 2003, a Named Executive may elect deferral of settlement for a minimum of five years. If a deferral election is made, the RSUs will be settled in shares of Deere common stock five or more years after the originally scheduled conversion date.

     The Deferred RSUs will not be settled in Deere common stock until either the election period or the restriction period expires.

Fiscal 2008 Deferred Compensation Table

				Aggregate
		Executive	Registrant	Earnings in		Aggregate
		Contributions	Contributions	Last Fiscal	Aggregate	Balance at
		in Last FY	in Last FY	Year	Withdrawals /	Last FYE
		($)	($)	($)	Distributions	($)
Name	Plan	(1)	(2)	(3)	($)	(4)
Robert W. Lane	Deferred Plan	$—	$—	$235,069	$—	$3,133,846
	DCRP Plan	$—	$—	$—	$—	$—
	Deferred RSUs	$—	$11,454,300	$(16,599,957)	$—	$15,085,058
	Total	$—	$11,454,300	$(16,364,888)	$—	$18,218,904
Michael J. Mack, Jr.	Deferred Plan	$8,708	$—	$22,192	$—	$295,851
	DCRP Plan	$58,975	$101,466	$(55,055)	$—	$506,731
	Deferred RSUs	$—	$839,512	$(802,817)	$634,169	$765,956
	Total	$67,683	$940,978	$(835,680)	$634,169	$1,568,538
Samuel R. Allen	Deferred Plan	$—	$—	$—	$—	$—
	DCRP Plan	$64,230	$109,837	$67,404	$—	$936,160
	Deferred RSUs	$—	$2,516,774	$(2,973,746)	$—	$2,646,604
	Total	$64,230	$2,626,611	$(2,906,342)	$—	$3,582,764
David C. Everitt	Deferred Plan	$—	$—	$69,985	$—	$933,012
	DCRP Plan	$—	$—	$—	$—	$—
	Deferred RSUs	$—	$2,565,763	$(3,103,499)	$—	$2,769,379
	Total	$—	$2,565,763	$(3,033,514)	$—	$3,702,391
James A. Israel	Deferred Plan	$—	$—	$—	$—	$—
	DCRP Plan	$—	$—	$—	$—	$—
	Deferred RSUs	$—	$765,323	$(430,391)		$334,932
	Total	$—	$765,323	$(430,391)	$—	$334,932

(1)	The amounts in this column represent employee compensation deferrals that are included on the Fiscal 2008 Summary Compensation Table under the “Salary” column.

(2)	The amounts in this column associated with the DCRP Plan are included in Fiscal 2008 Summary Compensation Table under the “All Other Compensation” column and represent Deere contributions during the fiscal year. The amounts in this column associated with Deferred RSUs represent RSUs that vested in the current fiscal year, but have not been converted into Deere common stock. The amounts are equal to those reported in the Fiscal 2008 Option Exercises and Stock Vested table under the column “Value Realized on Vesting.”

(3)	For the Deferred Plan accounts, total earnings are calculated using the prime rate plus 2%. For the DCRP accounts, depending upon the investment choices made by the Named Executive, total earnings are calculated using the prime rate plus 2% or the change in market value of the S&P 500 Index for each month from October 31, 2007 to October 31, 2008. For rates of return, see “Earnings Under Investment Options” in the narrative preceding the Fiscal 2008 Deferred Compensation Table. For the Deferred RSUs accounts, the earnings represent the change in the intrinsic value of the RSUs. The following table shows the breakdown of total earnings on deferred compensation between above-market and at-market components.

		Earnings in Last Fiscal Year
		Above-Market	At Market	Aggregate
		($)	($)	Earnings
Name	Plan	(a)	(b)	($)
Robert W. Lane	Deferred Plan	$77,827	$157,242	$235,069
	DCRP Plan	$—	$—	$—
	Deferred RSUs	$—	$(16,599,957)	$(16,599,957)
	Total	$77,827	$(16,442,715)	$(16,364,888)
Michael J. Mack, Jr.	Deferred Plan	$7,458	$14,734	$22,192
	DCRP Plan	$4,601	$(59,656)	$(55,055)
	Deferred RSUs	$—	$(802,817)	$(802,817)
	Total	$12,059	$(847,739)	$(835,680)
Samuel R. Allen	Deferred Plan	$—	$—	$—
	DCRP Plan	$23,748	$43,656	$67,404
	Deferred RSUs	$—	$(2,973,746)	$(2,973,746)
	Total	$23,748	$(2,930,090)	$(2,906,342)
David C. Everitt	Deferred Plan	$23,171	$46,814	$69,985
	DCRP Plan	$—	$—	$—
	Deferred RSUs	$—	$(3,103,499)	$(3,103,499)
	Total	$23,171	$(3,056,685)	$(3,033,514)
James A. Israel	Deferred Plan			$—
	DCRP Plan			$—
	Deferred RSUs		$(430,391)	$(430,391)
	Total	$—	$(430,391)	$(430,391)

	(a)	Represents above-market earnings on compensation that is deferred by the Named Executive under nonqualified deferred compensation plans. Above-market earnings represent the difference between the prime rate plus 2% and 120% of the applicable federal long-term rate prescribed by the IRC. The amounts in this column are included in the Fiscal 2008 Summary Compensation Table under the column “Nonqualified Deferred Compensation Earnings.”

	(b)	Represents earnings not considered to be above-market under the SEC rules on compensation deferred under Deere’s nonqualified deferred compensation plans. These amounts are not required to be included on the Fiscal 2008 Summary Compensation Table.

(4)	Of the aggregate balance, the following amounts were reported as compensation to the Named Executive in the Summary Compensation Table in prior years: Mr. Lane, $122,031; Mr. Mack, $307,048; Mr. Allen, $86,253; and Mr. Everitt, $36,331.

Fiscal 2008 Potential Payments upon Change in Control

     Deere has entered into change in control agreements with certain executive officers, including each of the Named Executives. These agreements are intended to provide for continuity of management if there is a change in control of Deere. The agreements have an initial term of two years and are automatically extended in one-year increments, unless Deere gives notice of termination to the executive at least six months prior to the expiration of the current agreement. If Deere does give notice to terminate an agreement, the agreement will remain in effect until the end of its then-remaining term. Deere, however, may not give notice of termination of the agreement within the six months following a “potential change in control” (as defined in the agreements).

     If a “change in control” (as defined in the agreements) occurs, the agreements will continue to be effective for the longer of: (a) twenty-four months beyond the change in control; or (b) until Deere has satisfied its obligations under the agreements. A “change in control” is defined generally as any change in control of Deere that is required to be reported in a proxy statement by Regulation 14A under the Securities Exchange Act. The following are “change in control” events:

  any “person,” as defined in the Securities Exchange Act (with certain exceptions), acquires 30 percent or more of Deere’s voting securities;
  a majority of Deere’s directors are replaced during the term of the agreements without the approval of at least two-thirds of the existing directors or directors previously approved by the then existing directors;
  any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or
  Deere is completely liquidated, or all, or substantially all, of Deere’s assets are sold or disposed of.

     The following are “potential change in control” events:

  Deere enters into an agreement that would result in a change in control (as described above); or
  any “person” acquires 15 percent or more of Deere’s voting securities and the Board resolves that a potential change in control has occurred.

     Under the change in control agreements, if a Named Executive is terminated, they are entitled to receive severance payments in the following situations:

  Deere terminates the executive within the six months preceding or within 24 months following the change in control, other than termination for death, disability or for “cause” (as defined in the agreements); or
  The executive terminates employment for “good reason” (as defined in the agreements) within 24 months following a change in control.

     Benefits provided under the change in control agreements and other benefit plans are described in the footnotes to the following table. Although not reflected in the following table, the change in control agreement states that Deere will pay the executive’s reasonable legal fees and expenses if the executive must hire a lawyer to enforce the agreement.

     Under the change of control agreements, the executives agree: (a) not to disclose or to use for their own purposes confidential and proprietary Deere information; and (b) for a period of two years following termination of employment, not to induce Deere employees to leave Deere, or to interfere with Deere’s business.

     In addition, the Omnibus Plan and the Deferred Plan each contain change in control provisions that may trigger payments under these plans. Under the Omnibus Plan, unless the Board determines otherwise, and regardless of whether the employee was terminated or not, all outstanding equity awards vest and restriction periods are ended upon the occurrence of a change in control. All outstanding RSUs are cashed out as of the date of the change in control and the employee has the right to exercise all outstanding options. These payments are labeled in the table below as “Change in Control” only. Under the Deferred Plan, in the event of certain changes in control, the Committee may elect to terminate the plan within 12 months following the change in control and distribute all account balances, or the Committee may decide to keep the Deferred Plan in effect and modify the Deferred Plan to reflect the impact of the change in control.

     The following table contains estimated potential payments that may be due to a Named Executive should a change in control event occur. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount a Named Executive would receive if a change in control occurred. As explained in the footnotes, the payments listed represent the incremental amounts due to Named Executives that exceed what the Named Executives would have received without the change in control. Not included in this table are the following payments to which the Named Executive is already entitled and have been reported in previous sections of this proxy:

  amounts already earned under STI and MTI as of October 31, 2008 (reported in the Fiscal 2008 Summary Compensation Table);
  the exercise of outstanding vested options (reported in Outstanding Equity Awards at Fiscal 2008 Year-End); and
  distribution of the nonqualified Deferred Compensation (reported on the Fiscal 2008 Deferred Compensation Table).
							Defined
				Stock	Stock	Welfare	Contribution	Excess	Excise Tax /
	Salary	STI	MTI	Awards	Options	Benefits	Plans	Pension	Gross Up	Total
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	Payments
Robert W. Lane
~Change in Control only	$—	$—	$4,220,682	$—	$—	$—	$—	$—	$—	$4,220,682
~Change in Control and
Termination without
Cause	$4,339,500	$7,928,232	$4,220,682	$—	$—	$32,654	$46,500	$24,759,679	$—	$41,327,247
Michael J. Mack, Jr.
~Change in Control only	$—	$—	$2,317,432	$1,301,207	$56,349	$—	$—	$—	$—	$3,674,988
~Change in Control and
Termination without
Cause	$1,605,600	$1,611,582	$2,317,432	$1,301,207	$56,349	$36,840	$372,738	$498,795	$—	$7,800,543
Samuel R. Allen
~Change in Control only	$—	$—	$1,293,419	$—	$—	$—	$—	$—	$—	$1,293,419
~Change in Control and
Termination without
Cause	$1,745,400	$2,090,270	$1,293,419	$—	$—	$26,428	$399,468	$1,945,127	$—	$7,500,112
David C. Everitt
~Change in Control only	$—	$—	$1,293,419	$—	$—	$—	$—	$—	$—	$1,293,419
~Change in Control and
Termination without
Cause	$1,746,300	$2,117,973	$1,293,419	$—	$—	$26,430	$46,500	$1,959,200	$—	$7,189,822
James A. Israel
~Change in Control only	$—	$—	$1,293,419	$—	$—	$—	$—	$—	$—	$1,293,419
~Change in Control and
Termination without
Cause	$1,322,100	$1,397,395	$1,293,419	$—	$—	$25,412	$46,500	$1,164,401	$—	$5,249,227

(1)	The change in control agreement provides for a lump sum payment of three times the annual base salary.

(2)	The change in control agreement provides for a lump sum payment of three times the Executive Bonus. The Executive Bonus is defined as the greater of (a) the average of the awards paid to the executive under Deere’s STI plan for the three complete fiscal years immediately prior to the termination; and (b) the target STI bonus amount for the fiscal year in which the termination occurs. In addition, the Named Executive is entitled to a prorated Executive Bonus for the current year. Since the change in control calculations in this table are made as of the end of the fiscal year, the prorated award is equal to the STI earned for the current fiscal year as reported in the Fiscal 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table.

(3)	The MTI plan contains a change in control provision that entitles participants, as of the date of a change in control, to a lump sum MTI payment based on actual performance results to date for all four performance periods then in progress. The payout for the four-year performance period ending October 31, 2008, is reported in the Fiscal 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table. For Mr. Mack, the amount shown in this table represents the payout for the three remaining performance periods. In the event of death, disability or retirement, employees that were eligible on September 30th in the year prior to a payout receive an award. Since Mr. Lane, Mr. Allen, Mr. Everitt and Mr. Israel are eligible for retirement and would be entitled to the 2006-2009 MTI payout regardless of a change in control event, the amounts shown in the table for Mr. Lane, Mr. Allen, Mr. Everitt and Mr. Israel represent the payout for the last two remaining performance periods.

(4)	In the event of a change in control under the terms of the Omnibus Plan, vesting and restriction requirements are no longer applicable for all stock awards and they are cashed out. As of October 31, 2008, all RSUs are restricted; therefore all outstanding RSUs could be cashed out based on the closing price on October 31, 2008, for Deere common stock on the NYSE which was $38.56. Since, however, Mr. Lane, Mr. Allen, Mr. Everitt and Mr. Israel are eligible for retirement and RSUs will continue to vest over the three-year period whether or not they continue to provide services, there is no incremental benefit of the accelerated vesting for these individuals. For Mr. Mack, who is not eligible for retirement, the amount shown in this table represents all unvested RSUs as of October 31, 2008. Vested RSUs are not included because they are already earned and included on the Deferred Compensation Table. These amounts are included in the Outstanding Equity Awards at Fiscal 2008 Year-End.

(5)	In the event of a change in control under the terms of the Omnibus Plan, all outstanding stock options vest and can be exercised immediately. Since, however, Mr. Lane, Mr. Allen, Mr. Everitt and Mr. Israel are eligible for retirement and stock options vest immediately upon retirement, there is no incremental benefit of the accelerated vesting for these individuals. For Mr. Mack, who is not eligible for retirement, the amount represents the number of outstanding, unexercisable options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2008, which was $38.56 and the option exercise prices. These amounts are included in the Outstanding Equity Awards at Fiscal 2008 Year-End.

(6)	The change in control agreement provides for continuation of health care, life and accidental death and dismemberment, and disability insurance for three full years at the same premium cost and coverage. This benefit is discontinued if the Named Executive receives similar benefits from a subsequent employer during this three year period.

(7)	The change in control agreement provides for an amount in cash equal to three times Deere’s contributions on behalf of each of the Named Executives under Deere’s defined contribution plans for the plan year preceding termination (or, if greater, for the plan year immediately prior to the change in control).

(8)	Under the change in control agreement, Named Executives are eligible for service credit and pension benefits as if they had remained employees for an additional three years. These additional benefits are paid from the Supplemental Plan. The amount shown represents the sum of the benefits that would be paid in a single cash payment based on the following assumptions:

  present value amounts were determined based on a discount rate of 8.35%;
  lump sum distribution amounts were determined using an interest rate of 4.79%;
  the mortality table used for all plans was 94GAR; and
  pensionable earnings earned were based on actual base salary and STI awards paid for fiscal 2008.

(9)	If any payments made under the change in control agreement would be subject to the excise tax that the IRC imposes on excess parachute payments, Deere will cap the total payments made to the Named Executive at the excise tax threshold, so that no excise tax will be imposed. If, however, the amount the Named Executive would have received exceeds the cap by at least ten percent, then Deere will pay the full amount due under the change in control agreement, and

Deere will “gross-up” the Named Executive’s compensation for this excise tax, for any federal, state and local income taxes applicable to the excise tax, and for tax penalties and interest. This lump sum payment will be made to the Named Executive as soon as practical, but no later than 30 days from date of termination.

Fiscal 2008 Potential Payments upon Termination of Employment Other than Following a Change in Control

     The following table summarizes the estimated payments to be made to Named Executives under provisions of plans or established Deere practices in the event of termination of employment for death, disability, retirement, termination without cause, termination for cause and voluntary separation. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount a Named Executive would receive if an eligible termination occurred.

The amounts shown assume the termination event occurred on and the Named Executive was actively employed until October 31, 2008.

							Present Value
				Stock	Stock	Deferred	of Accumulated
	Salary	STI	MTI	Awards	Options	Compensation	Pension Benefit	Total
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Payments
Robert W. Lane
Death	$—	$3,588,863	$6,683,116	$20,894,623	$3,950,975	$3,133,846	$4,820,259	$43,071,682
Disability	$3,420,795	$3,588,863	$6,683,116	$23,389,378	$3,950,975	$3,133,846	$18,629,294	$62,796,267
Retirement	$—	$3,588,863	$6,683,116	$23,389,378	$3,950,975	$3,133,846	$8,654,387	$49,400,565
Termination Without Cause	$1,446,500	$3,588,863	$3,341,558	$15,085,058	$—	$3,133,846	$8,654,387	$35,250,212
Termination For Cause	$—	$3,588,863	$3,341,558	$15,085,058	$—	$3,133,846	$8,654,387	$33,803,712
Voluntary Separation (8)
Michael J. Mack, Jr.
Death	$—	$906,228	$2,048,026	$1,634,211	$56,353	$802,582	$562,535	$6,009,935
Disability	$850,235	$906,228	$2,048,026	$2,067,163	$56,353	$802,582	$1,548,174	$8,278,761
Retirement (9)
Termination Without Cause	$535,200	$906,228	$1,024,013	$765,956	$—	$802,582	$1,208,189	$5,242,168
Termination For Cause	$—	$906,228	$1,024,013	$765,956	$—	$802,582	$1,208,189	$4,706,968
Voluntary Separation	$—	$906,228	$1,024,013	$765,956	$—	$802,582	$1,208,189	$4,706,968
Samuel R. Allen
Death	$—	$982,949	$2,048,026	$3,863,789	$82,079	$936,160	$1,704,623	$9,617,626
Disability	$1,030,751	$982,949	$2,048,026	$4,417,164	$82,079	$936,160	$2,730,787	$12,227,916
Retirement		$982,949	$2,048,026	$4,417,164	$82,079	$936,160	$3,080,046	$11,546,424
Termination Without Cause	$581,800	$982,949	$1,024,013	$2,646,604	$—	$936,160	$3,080,046	$9,251,572
Termination For Cause	$—	$982,949	$1,024,013	$2,646,604	$—	$936,160	$3,080,046	$8,669,772
Voluntary Separation (8)
David C. Everitt
Death	$—	$984,166	$2,048,026	$3,998,788	$83,677	$933,012	$1,672,764	$9,720,433
Disability	$1,041,526	$984,166	$2,048,026	$4,553,666	$83,677	$933,012	$2,641,325	$12,285,398
Retirement	$—	$984,166	$2,048,026	$4,553,666	$83,677	$933,012	$3,040,087	$11,642,634
Termination Without Cause	$582,100	$984,166	$1,024,013	$2,769,379	$—	$933,012	$3,040,087	$9,332,757
Termination For Cause	$—	$984,166	$1,024,013	$2,769,379	$—	$933,012	$3,040,087	$8,750,657
Voluntary Separation (8)
James A. Israel
Death	$—	$746,215	$2,048,026	$1,146,119	$53,346	$—	$818,074	$4,811,780
Disability	$717,231	$746,215	$2,048,026	$1,528,133	$53,346	$—	$1,505,884	$6,598,835
Retirement	$—	$746,215	$2,048,026	$1,528,133	$53,346	$—	$1,504,680	$5,880,400
Termination Without Cause	$440,700	$746,215	$1,024,013	$334,932	$—	$—	$1,504,680	$4,050,540
Termination For Cause	$—	$746,215	$1,024,013	$334,932	$—	$—	$1,504,680	$3,609,840
Voluntary Separation (8)

(1)	None of the Named Executives has an employment agreement. Deere, however, has severance guidelines that provide compensation to assist an employee through a transition period if termination is initiated by Deere for reasons other than cause. Deere’s severance guidelines provide for payment of one-half month of salary plus another one-half month of salary for each complete year of employment, up to a maximum of one year. Deere may elect to pay severance in either a lump sum or via salary continuance, unless the amount of severance exceeds two times the applicable limit under Section 401(a)(17) of the IRC, in which case severance will only be paid in a lump sum.

Under Deere’s Long-Term Disability Plan, if disabled before age 64, Named Executives receive monthly benefits until age 65 equal to 60% of the their salary plus the average of the three STI awards received immediately prior to the start of disability. The amount shown for disability represents the present value of the monthly benefit from the time of the disability, October 31, 2008, to the time the Named Executive turns age 65.

(2)	Under all termination events, the amount of STI earned for the fiscal year ended October 31, 2008, would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(3)	Under all termination events, the amount of MTI earned for the performance period ending on October 31, 2008, would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2008 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” Eligibility for payment of an MTI award is established on September 30 on the year prior to a payout. In the event of death, disability or retirement, employees that were eligible on September 30th in the year prior to a payout receive an award. The payout for the performance period ending October 31, 2009, has been estimated based on SVA performance through the end of fiscal 2008 and does not include any results for fiscal 2009. The actual payment in 2009 would include results for fiscal 2009 and would be paid in a lump sum within the time period described above.

(4)	In the event of death, a prorated number of unvested RSUs will vest based on the number of months lapsed since the grant date. The remaining unvested RSUs will be forfeited. Restrictions will lapse in January following death at which time the vested RSUs will be converted to shares of common stock.

In the event of disability or retirement, RSUs will continue to vest over the three-year period and will be converted to shares of Deere common stock at the end of the restriction period.

In the event of termination with or without cause or voluntary separation, any vested RSUs will be cashed out. All unvested RSUs will be forfeited.

The following table details the number and value of RSUs under each scenario. In all cases, the market value is based on the closing price for Deere common stock on the NYSE on October 31, 2008, which was $38.56.

	# of	# of	Total # of	Market Value
	Unvested	Vested	Restricted	of Restricted
	RSUs	RSUs	RSUs	RSUs
Robert W. Lane
Death	150,663	391,210	541,873	$20,894,623
Disability or Retirement	215,361	391,210	606,571	$23,389,378
Termination Without or For Cause (8)		391,210	391,210	$15,085,058
Michael J. Mack, Jr.
Death	22,517	19,864	42,381	$1,634,211
Disability	33,745	19,864	53,609	$2,067,163
Termination Without or For
Cause or Voluntary
Separation		19,864	19,864	$765,956
Samuel R. Allen
Death	31,566	68,636	100,202	$3,863,789
Disability or Retirement	45,917	68,636	114,553	$4,417,164
Termination Without or For Cause (8)		68,636	68,636	$2,646,604
David C. Everitt
Death	31,883	71,820	103,703	$3,998,788
Disability or Retirement	46,273	71,820	118,093	$4,553,666
Termination Without or For Cause (8)		71,820	71,820	$2,769,379
James A. Israel
Death	21,037	8,686	29,723	$1,146,119
Disability or Retirement	30,944	8,686	39,630	$1,528,133
Termination Without or For Cause (8)		8,686	8,686	$334,932

(5)	In the event of death, disability or retirement, all outstanding stock options are vested immediately. In the case of a death, the heirs have one year to exercise options. In the case of disability or retirement, options expire within five years. The amount shown in this table represents the number of stock options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2008, which was $38.56 and the option exercise price. These outstanding stock options are reported in the Outstanding Equity Awards at Fiscal 2008 Year-End table. In the event of termination with or without cause or voluntary separation, all outstanding stock options are forfeited.

(6)	In all cases, balances held in the nonqualified deferred compensation plans are payable to the employee. These amounts are reported in the Fiscal 2008 Deferred Compensation Table under Deferred Plan and DCRP. The Deferred RSUs reported in the Fiscal 2008 Deferred Compensation Table are reported on this table under the column “Stock Awards.”

(7)	The present value of the accumulated pension benefit was calculated using the following assumptions:
  present value amounts were determined based on a discount rate of 8.35%;
  lump sum distribution amounts were determined using an interest rate of 8.35% for the Salaried Plan and 4.79% for the Supplementary and Supplemental Plans;
  the mortality table used for the Salaried Plan was RP2015 except for the Disability scenarios for which the RP2000 Disabled Retiree mortality table was used;
  the mortality table used for the Supplementary and Supplemental Plans was 94GAR; and
  pensionable earnings earned were based on actual base salary and STI awards paid for fiscal 2008.

Following are additional explanations related to the various scenarios:

  Death: This amount represents the present value of the accrued survivor benefit as of October 31, 2008.
  Disability: This amount assumes service through age 65 and includes service credit for time on long-term disability with the exception that service credit does not continue under the Officer Option.
  Retirement: For the Named Executives eligible to retire, this amount represents the present value of the accrued benefits if they were to retire as of October 31, 2008.
  Termination Without Cause, Termination For Cause and Voluntary Separation: This amount represents the present value of the accrued benefit as of October 31, 2008.
(8)	Since Mr. Lane, Mr. Allen, Mr. Everitt and Mr. Israel are eligible for early retirement, the scenario for Voluntary Separation is not applicable. Under this scenario, these Named Executives would retire.

(9)	Since Mr. Mack is not eligible for normal or early retirement, this scenario is not applicable.

     The following table shows the total number of outstanding options and shares available for future issuances under Deere’s equity compensation plans as of October 31, 2008:

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon		for Future Issuance
	Exercise of		Under Equity
	Outstanding	Weighted-Average	Compensation Plans
	Options,	Exercise Price of	(excluding securities
	Warrants	Outstanding Options,	reflected in column (a))
	and Rights (#)	Warrants and Rights ($)	(#)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by
Security Holders	17,746,610 (1)	$40.60	16,187,149 (2)

Equity Compensation Plans Not Approved by
Security Holders	-0-	—	-0- (3)
Total	17,746,610	$40.60	16,187,149

(1)	This amount includes 1,636,160 restricted stock units awarded under the John Deere Omnibus Equity and Incentive Plan. The units are payable only in stock either five years after the award is granted or upon retirement. The weighted-average exercise price information in column (b) does not include these units.

(2)	This amount includes 86,062 shares available under the John Deere Non-Employee Director Stock Ownership Plan for future awards of restricted stock or restricted stock units and 16,101,087 shares available under the John Deere Omnibus Equity and Incentive Plan. Under the John Deere Omnibus Equity and Incentive Plan, Deere may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of the plan as determined by the Compensation Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(3)	Deere currently has no equity compensation plans, other than 401(k) savings plans, that are not approved by stockholders.

STOCKHOLDER PROPOSALS AND NOMINATIONS

     Next year’s annual meeting of stockholders will be held on February 24, 2010. If you intend to present a proposal at next year’s annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Corporate Secretary at the address below. The Secretary must receive this proposal no later than September 16, 2009.

     If you want to present a proposal at next year’s annual meeting, without including the proposal in the proxy statement, or if you want to nominate one or more directors, you must provide written notice to the Corporate Secretary at the address below. The Secretary must receive this notice not earlier than October 27, 2009, and not later than November 26, 2009. Nominations of directors may be made at the annual meeting of stockholders only by or at the direction of the Board, or by any stockholder entitled to vote at the meeting who complies with the above described notice procedure.

     Notice of a proposal must include, for each matter: a brief description of the matter to be brought before the meeting; the reasons for bringing the matter before the meeting; your name, address, the class and number of shares you own; and any material interest you may have in the proposal.

     Notice of a nomination must include your name, address, the class and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee’s consent to be elected and to serve. Deere may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

     Directors of Deere must tender their resignation from the Board upon any material change in their occupation, career or principal business activity, including retirement. Directors must retire from the Board upon the first annual meeting of stockholders following the directors’ 71st birthday.

     Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

     Corporate Secretary
     Deere & Company
     One John Deere Place
     Moline, Illinois 61265-8098

     The Secretary will forward the proposals and recommendations to the Corporate Governance Committee for consideration.

COST OF SOLICITATION

     Deere pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Deere has made arrangements with brokers, banks and other holders of record to send proxy materials to you, and Deere will reimburse them for their expenses in doing so.

     Deere has retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $10,000 plus reimbursement of certain out-of-pocket expenses. In addition to their usual duties, directors, officers and a few certain other employees of Deere may solicit proxies personally or by telephone, fax or e-mail. They will not receive special compensation for these services.

For the Board of Directors,

Moline, Illinois	GREGORY R. NOE
January 15, 2009	Secretary

APPENDIX A

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS
OF
DEERE & COMPANY CORPORATE GOVERNANCE POLICIES

NYSE Standards of Independence

     A director may not be considered independent if the director does not meet the criteria for independence established by the New York Stock Exchange (NYSE) and applicable law. A director is considered independent under the NYSE criteria if the board finds that the director has no material relationship with the Company. Under the NYSE rules, a director will not be considered independent if, within the past three years:

  the director has been employed by Deere, either directly or through a personal or professional services agreement;
  an immediate family member of the director was employed by Deere as an executive officer;
  the director receives more than $100,000 per year in direct compensation from Deere, other than for service as an interim chairman or CEO and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
  an immediate family member of the director receives more than $100,000 per year in direct compensation from Deere, other than for service as a non-executive employee and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
  the director was affiliated with or employed by Deere’s independent auditor;
  an immediate family member of the director was affiliated with or employed in a professional capacity by Deere’s independent auditor;
  a Deere executive officer has served on the compensation committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer; or
  the director is employed, or the immediate family member of a director is employed as an executive officer of another company and the annual payments to, or received from Deere exceed in any single fiscal year the greater of $1 million or 2% of such other company’s consolidated gross annual revenues.

Categorical Standards of Independence

     The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships. Any payments by Deere to a business employing, or 10% or more owned by, a director or an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a director’s independence:

  if a director (or an immediate family member of the director) is an officer of another company that does business with Deere and the annual sales to, or purchases from Deere during such company’s preceding fiscal year are less than one percent of the gross annual revenues of such company;

A-1

  if a director is a partner of or of counsel to a law firm, the director (or an immediate family member of the director) does not personally perform any legal services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year does not exceed $100,000;
  if a director is a partner, officer or employee of an investment bank or consulting firm, the director (or an immediate family member of the director) does not personally perform any investment banking or consulting services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year does not exceed $100,000.

     For purposes of these standards, “Deere” shall mean Deere & Company and its direct and indirect subsidiaries, and “immediate family member” shall have the meaning set forth in the NYSE independence rules, as may be amended from time to time.

Relationships with Not-for-Profit Entities. A director’s independence will not be considered impaired solely for the reason that the director or an immediate family member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives from Deere or its foundation during any of the prior three fiscal years, contributions in an amount not exceeding the greater of $1 million or two percent of the not-for profit organization’s aggregate annual charitable receipts during the entity’s fiscal year. (Any automatic matching of employee charitable contributions by Deere or its foundation is not included in Deere’s contributions for this purpose.) All contributions by Deere in excess of $100,000 to not-for-profit entities with which the director is affiliated shall be reported to the Corporate Governance Committee and may be considered in making independence determinations.

A-2

DIRECTIONS TO THE DEERE & COMPANY WORLD HEADQUARTERS
One John Deere Place, Moline, Illinois 61265-8098

     The annual meeting will be held in the auditorium of the Deere & Company World Headquarters, which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects the north side of John Deere Road east of 70th Street, Moline. The entrance to the World Headquarters and parking are on the east side of the building.

 From Chicago (or the east)
     Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway) which turns into IL5/ John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

 From Des Moines (or the west)
     Take I-80 east to exit number 298. Exit onto I-74 East. Follow for about 9 1/4 miles to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

 From Peoria (or the south)
     Take I-74 west to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit number 18A. Exit onto I-74 West. Follow for about 1/2 mile to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

DEERE & COMPANY STOCKHOLDER RELATIONS ONE JOHN DEERE PLACE MOLINE, IL 61265-8098
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING!
VOTE BY TELEPHONE AND INTERNET 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Deere & Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned the proxy card.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DEERE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DEERE & COMPANY

Vote on Directors

The Directors recommend a vote FOR all Nominees.		For	Against	Abstain

1a.	Election of Director: Crandall C. Bowles	☐	☐	☐

1b.	Election of Director: Vance D. Coffman	☐	☐	☐

1c.	Election of Director: Clayton M. Jones	☐	☐	☐

1d.	Election of Director: Thomas H. Patrick	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

To receive your materials electronically in the future, please go to www.icsdelivery.com/de to enroll.

Vote on Proposals

The Directors recommend a vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2009.	☐	☐	☐

3.	Stockholder Proposal #1 - Annual Election of Directors	☐	☐	☐

The Directors recommend a vote AGAINST the following proposals:
4.	Stockholder Proposal #2 - Advisory Vote on Executive Compensation	☐	☐	☐

5.	Stockholder Proposal #3 - Separation of CEO and Chairman Responsibilities	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholders:

It is a pleasure to invite you to the 2009 Annual Meeting of Stockholders of Deere & Company. The meeting will be held at 10 A.M. central time on Wednesday, February 25, 2009, at the Deere & Company World Headquarters, One John Deere Place, Moline, Illinois.

The enclosed Notice of the Meeting and Proxy Statement covers the formal business of the meeting, which includes election of the named Directors, the ratification of the independent registered public accounting firm for fiscal 2009, three stockholder proposals and any other business that properly comes before the meeting. The rules of conduct for the meeting include the following:

1.	No cell phones, cameras, sound equipment or recording devices may be brought into the auditorium.

2.	There will be a discussion period at the end of the meeting. Questions are to be addressed to the Chairman. If you wish to present a question or comment, please wait for an attendant to provide a microphone, then begin by stating your name, indicating the city and state where you reside, and confirming that you are a stockholder.

3.	The Chairman is authorized to impose reasonable time limits on the remarks of individual stockholders and has discretion to rule on any matters that arise during the meeting. Personal grievances or claims are not appropriate subjects for the meeting.

4.	Voting results announced at the meeting by the Inspectors of Voting are preliminary. Final results will be included in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the second quarter of fiscal 2009.

5.	Pagers and similar devices should be silenced.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on February 25, 2009: The proxy statement and annual report to security holders are available on Deere's Internet site at www.JohnDeere.com/stock.

Detach Proxy Card Here
¤	¤
DEERE2

DEERE & COMPANY
PROXY- ANNUAL MEETING / 25 FEBRUARY 2009

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 25, 2009.

The undersigned appoints each of Robert W. Lane and Gregory R. Noe, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters.

Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

     THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)